EXHIBIT 10.60

EXECUTION VERSION

FIRST AMENDMENT TO
LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

FIRST AMENDMENT TO LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this “Amendment”) dated as of March 2, 2017 between
SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”),
SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation, and KMART CORPORATION, a Michigan corporation (the “Borrowers”),
JPP, LLC and JPP II, LLC, as L/C Lenders, and
CITIBANK, N.A., as Administrative Agent (the “Agent”) and Issuing Bank (the “Issuing Bank”),
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the L/C Lenders party thereto, the Agent and the Issuing Bank, are party to that certain Letter of Credit and Reimbursement Agreement (the “Existing LC Facility Agreement”; the Existing LC Facility Agreement as amended hereby, the “Amended LC Facility Agreement”);

WHEREAS, on February 10, 2017, the Existing Credit Agreement was amended pursuant to that certain Second Amendment thereto, by and among Holdings, the Borrowers, the Existing Agent and the ABL Lenders party thereto, including Citibank, N.A. (the Existing Credit Agreement as amended thereby, the “Amended Credit Agreement”); and

WHEREAS, Holdings, the Borrowers, the Required L/C Lenders, the Issuing Bank and the Agent have agreed to amend the Existing LC Facility Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Existing LC Facility Agreement.

2.
Consent to Amended Credit Agreement. Each of the Issuing Bank, the Agent and the L/C Lenders hereby confirms that it has consented to the Amended Credit Agreement to the extent such consent is required under the Existing LC Facility Agreement.

3.	Representations and Warranties. Each Borrower hereby represents and warrants that (i) no Default or Event of Default exists under the Existing LC Facility Agreement or under any other Loan Document as of the date hereof, and (ii) all representations and warranties contained in the Amended LC Facility Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, and (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date).

4.
Release by Borrowers. Each Borrower hereby acknowledges and agrees that it has no actual knowledge of any defenses or claims against any L/C Lender, the Agent, the Issuing Bank, any of their Affiliates, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations, and that if such Borrower now has, or ever did have, any defenses or claims with respect to the Obligations against any L/C Lender, the Agent, the Issuing Bank or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of effectiveness of this Amendment, all of them are hereby expressly WAIVED, and each Borrower hereby RELEASES each L/C Lender, the Agent, the Issuing Bank and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

5.
Amendments to Existing LC Facility Agreement. The Existing LC Facility Agreement is hereby amended to delete the red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined) as set forth in the pages of the Amended LC Facility Agreement attached as Annex A hereto. Except as provided herein and in the Amended LC Facility Agreement, all of the terms and conditions of the Existing LC Facility Agreement shall remain in full force and effect.

6.
Limited Waiver of Mandatory Reduction of L/C Commitments. In accordance with the last sentence of Section 2.11 of the Amended LC Facility Agreement, the L/C Lenders hereby waive any required reduction of the L/C Commitments pursuant to Section 2.11 on account of all L/C Lenders and Issuing Bank until August 1, 2017 (such date, the “Waiver Expiration Date”). The Borrowers shall use their reasonable best efforts to reduce the aggregate L/C Commitments on the Waiver Expiration Date by causing the beneficiaries of outstanding Letters of Credit (A) to permanently reduce the face amount thereof or (B) to return Letters of Credit to Citi for cancellation, in each case, in an aggregate amount at least equal to the amount by which the L/C Commitments would have been automatically reduced in accordance with Section 2.11 but for foregoing limited waiver. For purposes of clause (c) of the first sentence of Section 2.11 of the Amended LC Facility Agreement, any such reduction in L/C Commitments on the Waiver Expiration Date shall be deemed to have occurred substantially concurrently with the receipt of the applicable Designated Transaction Proceeds.

7.
Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that each of the following conditions precedent has been fulfilled as determined by the Agent:

a.
This Amendment shall have been duly executed and delivered by Holdings, the Borrowers, the Required L/C Lenders, the Issuing Bank and the Agent, and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

b.
All action on the part of Holdings and the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Amendment shall have been duly taken. The Agent shall have received corporate resolutions of Holdings authorizing the entrance of Holdings into this Amendment.

c.	Since January 30, 2016, there shall not have been any event or effect that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

d.	After giving effect to this Amendment and the transactions contemplated hereunder, Capped Excess Availability shall not be less than $150,000,000.

e.	After giving effect to this Amendment and the transactions contemplated hereunder, no Default or Event of Default shall have occurred and be continuing under the Amended LC Facility Agreement.

f.
The Borrowers shall have paid all fees, expenses and other amounts due and owing to the Agent, the Issuing Bank and the L/C Lenders that have executed this Amendment, including a consent fee to each L/C Lender that has executed this Amendment in an amount equal to 0.10% times the L/C Commitment of such L/C Lender immediately prior to the Amendment Effective Date.

8.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, the L/C Lenders, the Issuing Bank and their respective successors and assigns.

9.
Expenses. The Borrowers shall reimburse the Agent and the L/C Lenders for all reasonable and documented out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees.

10.
Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.
Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of page intentionally left blank; Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

HOLDINGS:

SEARS HOLDINGS CORPORATION
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Controller and Head of Capital Markets Activities

BORROWERS:

SEARS ROEBUCK ACCEPTANCE CORP.
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President, Finance

KMART CORPORATION
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Controller and Head of Capital Markets Activities

[Signature page to LC and Reimbursement Agreement Amendment]

Citibank, N.A., as Agent and as Issuing Bank

By:    /s/ David Smith______________________
Name: David Smith
Title: Vice President and Director

[Signature page to LC and Reimbursement Agreement Amendment]

JPP, LLC, as an L/C Lender

By:    /s/ Edward S. Lampert__________________
Name: Edward S. Lampert
Title: Member

JPP II, LLC, as an L/C Lender
By: RBS Partners, L.P., as Manager
By: ESL Investments, Inc., as General Partner

By:    /s/ Edward S. Lampert__________________
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

[Signature page to LC and Reimbursement Agreement Amendment]

Annex A

Conformed LC Facility Agreement

[See Attached]

ANNEX A
LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
dated as of December 28, 2016
as amended March 2, 2017
among
SEARS HOLDINGS CORPORATION
and
SEARS ROEBUCK ACCEPTANCE CORP.
and
KMART CORPORATION,
as Borrowers
and
CERTAIN FINANCIAL INSTITUTIONS,
as L/C Lenders
and
CITIBANK, N.A.,
as Administrative Agent and Issuing Bank

ANNEX A

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
dated as of December 28, 2016
as amended March 2, 2017
among
SEARS HOLDINGS CORPORATION
and
SEARS ROEBUCK ACCEPTANCE CORP.
and
KMART CORPORATION,
as Borrowers
and
CERTAIN FINANCIAL INSTITUTIONS,
as L/C Lenders
and
CITIBANK, N.A.,
as Administrative Agent and Issuing Bank

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2
Section 1.01	Certain Defined Terms	2
Section 1.02	Computation of Time Periods	~~32~~33
Section 1.03	Accounting Terms	~~32~~33
Section 1.04	Other Interpretive Provisions	~~32~~33
Section 1.05	Change of Currency	~~32~~34

ARTICLE II Payments; Taxes; Lender Cash Collateral Account; Etc.		~~33~~35
Section 2.01	[Reserved]	~~33~~35
Section 2.02	[Reserved]	~~33~~35
Section 2.03	[Reserved]	~~33~~35
Section 2.04	[Reserved]	~~33~~35
Section 2.05	Fees	~~33~~35
Section 2.06	Optional Termination or Reduction of the L/C Commitments	~~34~~35
Section 2.07	[Reserved]	~~35~~36
Section 2.08	[Reserved]	~~35~~36
Section 2.09	[Reserved]	~~35~~36
Section 2.10	[Reserved]	~~35~~36
Section 2.11	Mandatory Reduction of L/C Commitments	~~35~~36
Section 2.12	Increased Costs	~~35~~36
Section 2.13	[Reserved]	~~36~~37
Section 2.14	Payments and Computations	~~36~~37
Section 2.15	Taxes	~~37~~39
Section 2.16	Sharing of Payments, Etc	~~4142~~
Section 2.17	Increase of L/C Commitments	~~4243~~

ARTICLE III AMOUNT AND TERMS OF THE LETTERS OF CREDIT		~~4243~~
Section 3.01	L/C Commitment	~~4243~~
Section 3.02	Procedure for Issuance of Letter of Credit	~~4345~~
Section 3.03	Fees and Other Charges	~~4445~~
Section 3.04	Letter of Credit Participations	~~4445~~
Section 3.05	Reimbursement Obligation of the Borrowers	~~4647~~
Section 3.06	Obligations Absolute	~~4647~~
Section 3.07	Letter of Credit Payments	~~4648~~
Section 3.08	Applications	~~4748~~
Section 3.09	Use of Letters of Credit	~~4748~~
Section 3.10	Currency Equivalents Generally; Exchange Rates	~~4748~~
Section 3.11	Borrowers Cash Collateral	~~4749~~
Section 3.12	Replacement and Cancellation of Letters of Credit	~~4950~~

i

ARTICLE IV CONDITIONS TO EFFECTIVENESS		~~4950~~
Section 4.01	Conditions Precedent to Effectiveness	~~4950~~
Section 4.02	Conditions Precedent to Each Issuance of a Letter of Credit	~~5152~~

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~5253~~
Section 5.01	Representations and Warranties of the Borrowers	~~5253~~
Section 5.02	Representations and Warranties of the Lenders	~~5859~~

ARTICLE VI COVENANTS		~~5859~~
Section 6.01	Affirmative Covenants	~~5859~~
Section 6.02	Negative Covenants	~~6667~~
Section 6.03	Financial Covenant	~~7172~~

ARTICLE VII EVENTS OF DEFAULT		~~7172~~
Section 7.01	Events of Default	~~7172~~

ARTICLE VIII THE AGENT		~~7476~~
Section 8.01	Appointment	~~7476~~
Section 8.02	Delegation of Duties	~~7576~~
Section 8.03	Exculpatory Provisions	~~7576~~
Section 8.04	Reliance by Agent	~~7577~~
Section 8.05	Notice of Default	~~7677~~
Section 8.06	Non-Reliance on Agent and Other Lenders	~~7677~~
Section 8.07	Reports and Financial Statements	~~7678~~
Section 8.08	Indemnification	~~7778~~
Section 8.09	Agent in Its Individual Capacity	~~7779~~
Section 8.10	Successor Agent	~~7879~~
Section 8.11	[Reserved]	~~7880~~
Section 8.12	[Reserved]	~~7880~~

ARTICLE IX MISCELLANEOUS		~~7880~~
Section 9.01	Amendments, Etc	~~7880~~
Section 9.02	Notices, Etc	~~8182~~
Section 9.03	No Waiver; Remedies	~~8283~~
Section 9.04	Costs and Expenses	~~8384~~
Section 9.05	Right to Set-off	~~8485~~
Section 9.06	Binding Effect; Effectiveness	~~8485~~
Section 9.07	Assignments and Participations	~~8485~~
Section 9.08	Confidentiality	~~8889~~
Section 9.09	Governing Law	~~8889~~
Section 9.10	Execution in Counterpart	~~8889~~
Section 9.11	Jurisdiction, Etc	~~8990~~
Section 9.12	WAIVER OF JURY TRIAL	~~8990~~
Section 9.13	Release of Collateral or Guarantee Obligation	~~8990~~

Section 9.14	PATRIOT Act Notice	~~9091~~
Section 9.15	Integration	~~9091~~
Section 9.16	Replacement of L/C Lenders	~~9192~~
Section 9.17	No Advisory or Fiduciary Capacity	~~9192~~
Section 9.18	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	~~9293~~
Section 9.19	Reinstatement	~~9394~~
Section 9.20	Existing Agent Acknowledgment	~~9394~~

SCHEDULES

Schedule 1.01(a)	Lenders L/C Commitments
Schedule 1.01(b)	Real Estate Collateral
Schedule 5.01(n)	Pension Plan Issues
Schedule 5.01(p)	UCC Financing Statements Control Agreements
Schedule 5.01(t)	Labor Matters
Schedule 5.01(aa)	Bank Products and Cash Management Services
Schedule 6.02(k)(ii)	Investment Policy

EXHIBITS
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Existing Agent Acknowledgement and Consent

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of December 28, 2016, as amended March 2, 2017 (the “Amendment No. 1 Effective Date”), among SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), KMART CORPORATION, a Michigan corporation (“Kmart Corp.”), CITIBANK, N.A. (the “Bank”), as administrative agent (in such capacity, the “Agent”), and as the Issuing Bank (as further defined below, the “Issuing Bank”) and financial institutions from time to time party hereto as L/C lenders (each an “L/C Lender”).
W I T N E S S E T H:
WHEREAS, Holdings, SRAC, Kmart Corp., Wells Fargo Bank, National Association (f/k/a Wells Fargo Retail Finance, LLC) and Bank of America, N.A., as co-collateral agents (together with their successors and permitted assigns under the Existing Credit Agreement, the “Co-Collateral Agents”), and Bank of America, N.A., as administrative agent (the “Existing Agent”), are party to that certain Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended by the First Amendment to the Third Amended and Restated Credit Agreement, dated as of, April 8, 2016, the “Existing Credit Agreement”);
WHEREAS, the Existing Credit Agreement was amended on February 10, 2017, pursuant to the Second Amendment to the Third Amended and Restated Credit Agreement (as amended the “Amended Credit Agreement”);
WHEREAS, the ABL Obligations are secured by the ABL Collateral;
WHEREAS, each Borrower has requested that (a) the Issuing Bank issue Letters of Credit for its account or the account of its subsidiaries pursuant to the terms of this Agreement and (b) on and after the Effective Date, this Agreement, the Letters of Credit issued hereunder, and all other Obligations shall be designated as, and shall constitute, Bank Products and an Other LC Facility under the Existing Credit Agreement; and
WHEREAS, the Existing Agent and the Loan Parties have agreed that this Agreement, the Letters of Credit issued hereunder, and all other Obligations constitute “Bank Products”, an “Other LC Facility” and “Obligations” as each such term is defined under the Existing Credit Agreement.
WHEREAS, it is a condition to the obligations of the Issuing Bank and the L/C Lenders to provide extensions of credit hereunder that the Obligations be secured by a first priority security interest in the ABL Collateral, subject to the ABL Loan Documents, and that each of the L/C Lenders maintains at all times an amount in the Lender Cash Collateral Account of such L/C Lender equal to or greater than one hundred two percent (102%) of the L/C Commitment of such L/C Lender;
WHEREAS, concurrently herewith, the Loan Parties party to the Guarantee and Collateral Agreement will execute and deliver the Reaffirmation Agreement;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. For each term defined herein by reference to the Existing Credit Agreement as in effect on the Effective Date, (i) each capitalized term used in such definition in the Existing Credit Agreement shall, for purposes of this Agreement and the other Loan Documents, have the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date and (ii) such definitions shall continue to apply for purposes of the Loan Documents regardless of whether the Existing Credit Agreement or any other ABL Loan Document is terminated, replaced, or refinanced, and regardless of whether the Obligations thereunder have been paid in full or discharged. As used in this Agreement (including the preamble and the recitals), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ABL Advances” means the “Advances” as defined in the Existing Credit Agreement as in effect on the Effective Date.
“ABL Collateral” means the “Collateral” as defined in the Existing Credit Agreement as in effect on the Effective Date.
“ABL Lenders” means the “Lenders” as defined in the Existing Credit Agreement as in effect on the Effective Date.
“ABL Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement as in effect on the Effective Date.
“ABL Loan Parties” means each Group Member that is a party to an ABL Loan Document.
“ABL Obligations” means the “Obligations” as defined in the Existing Credit Agreement as in effect on the Effective Date.
“Accelerated Borrowing Base Delivery Event” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.
“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.
“Additional ABL Availability Amount” means any increase in availability under the revolving facility of the Existing Credit Agreement above the amount reported in the borrowing base certificate most recently delivered to the Co-Collateral Agents prior to the Effective Date

(the “Specified BBC”), other than increases arising solely as a result of (i) increases or decreases in usage of, and/or borrowings and repayments under, the Existing Credit Agreement or (ii) changes resulting from the Borrowers’ delivery of Borrowing Base Certificates after the Effective Date that calculate availability in a manner consistent with, and including reserve amounts equal to or greater than (on a percentage or absolute basis, as applicable) those reported in, the Specified BBC, in each case without giving effect to any amendments, consent or waivers to the Existing Credit Agreement.
“Adjusted Consolidated EBITDA” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.
“Agent” has the meaning provided in the preamble to this Agreement, or any successor thereto.
“Agent’s Account” means an account maintained by the Agent and designated from time to time by the Agent in writing to the Borrowers and the L/C Lenders.
“Aggregate L/C Commitments” means, at any time, the sum of the L/C Commitments of all the L/C Lenders at such time. As of the Effective Date, the Aggregate L/C Commitments are $200,000,000.
“Alternative Currency” means any currency other than Dollars.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Amendment No. 1 Effective Date” has the meaning provided in the preamble to this Agreement.
“Applicable Office” means, with respect to each Lender, the office of such Lender specified as its “Applicable Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
“Application” means an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Approved Fund” means any Fund that is administered or managed by (a) an L/C Lender, (b) an Affiliate of an L/C Lender or (c) an entity or an Affiliate of an entity that administers or manages an L/C Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by an L/C Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto or such other form as the Agent may agree in its discretion.
“Authorized Officer” means, (i) as to Holdings, any Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent and (ii) as to any L/C Lender its member, manager, president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party or L/C Lender shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or L/C Lender, as applicable and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party or L/C Lender, as applicable.
“Available L/C Commitment” means as to any L/C Lender at any time, an amount equal to the excess, if any, of (a) such L/C Lender’s L/C Commitment then in effect over (b) such L/C Lender’s L/C Extensions of Credit then outstanding.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank” has the meaning provided in the preamble to this Agreement, and its successors.
“Bank Product” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus one-half of one percent (0.50%), (b) the Eurodollar Rate (calculated utilizing a one-month interest period) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate.” The “prime rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Borrower Information” has the meaning specified in Section 9.08.

“Borrowers” means, collectively, SRAC and Kmart Corp.; provided that in the event SRAC is dissolved, merged with and into Holdings or any Subsidiary of Holdings or otherwise ceases to exist in accordance with Section 6.01(d), then Holdings shall designate that Holdings or a direct wholly owned Domestic Subsidiary of Holdings become a Borrower for all purposes of the Loan Documents.
“Borrowing Base” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of Holdings, substantially in the form delivered from time to time pursuant to the Existing Credit Agreement.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Boston, Massachusetts or, in the case of matters relating to SRAC, Greenville, Delaware or, in the case of matters relating to Kmart Corp., Detroit, Michigan.
“Capital Expenditures” means, with respect to any Person for any period, all cash expenditures made or costs incurred for the acquisition or improvement of fixed or capital assets of such Person, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capped Excess Availability” has the meaning assigned to such term in the ~~Existing~~ Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Cash Collateral Agreement” means a Cash Collateral Agreement in respect of the Lender Cash Collateral Accounts, duly executed by each L/C Lender, the Issuing Bank and the Collateral Agent (as defined in the Cash Collateral Agreement).
“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” and “Cash Collateralizing” have corresponding meanings).
“Cash Equivalents” means investments of Holdings and its Subsidiaries recorded as cash or cash equivalents in accordance with GAAP.
“Cash Management Services” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.

“Co-Collateral Agents” has the meaning set forth in the recitals to this Agreement.
“Collateral” means (a) the ABL Collateral, (b) cash collateral provided by the Borrowers pursuant to the terms hereof (including Section 3.11), (c) from and after the delivery of Mortgages with respect to the Real Estate Collateral, the Real Estate Collateral and (d) all other property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.
“Collateral Coverage Event” shall have the meaning assigned to such term in the Indenture for the Existing Second Lien Notes.
“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Internal Revenue Code.
“Consolidated” refers to the consolidation of accounts of Holdings and its Subsidiaries in accordance with GAAP and as presented on a GAAP basis.
“Consolidated Interest Expense” means for any period for any Person, total interest expense of such Person (including that attributable to Capital Lease Obligations and other expenses classified as interest expense in accordance with GAAP) on a Consolidated basis with respect to all outstanding Debt of such Person, as determined in accordance with GAAP.
“Covenant Compliance Event” has the meaning assigned to such term in the ~~Existing~~Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Credit Card Program Assets” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Credit Card Program Documents” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Credit Card Royalty Securitization” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Credit Card Royalty Securitization Subsidiary” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Credit Party” or “Credit Parties” means (a) individually, (i) each L/C Lender and its Affiliates, (ii) the Agent, (iii) the Issuing Bank, and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“DC” means any distribution center owned or leased and operated by any Loan Party.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (excluding interest payable thereon unless such interest has been accrued and added to the principal amount of such indebtedness), (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any such obligations which are due less than twelve months from the date of incurrence), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business and other than the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or in respect of bankers’ acceptances or letters of credit, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“December Real Estate Loan” means that certain term Loan Agreement between JPP, LLC, JPP II, LLC, the Loan Parties and/or certain affiliates of the Loan Parties, dated on or about the Effective Date, secured by the Real Estate Collateral.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Designated Transaction Proceeds” means an amount equal to the sum of:
(i) 100% of the Net Proceeds from any issuance or incurrence of Debt for borrowed money by Holdings or any of its Subsidiaries other than (v) borrowings under the December Real Estate Loan, (w) any proceeds from any Permitted Refinancing Debt in respect of the Real Estate Term Loan, (x) borrowings under the existing revolving facility under the Existing Credit Agreement (without giving effect to any increase in the amount thereof after the date hereof), (y) Debt of Holdings or any of its Subsidiaries that is owing to Holdings or any of its Subsidiaries to the extent permitted to be incurred hereunder, and (z) amounts borrowed under commercial paper facilities; plus
(ii) 100% of the Net Proceeds from the sale or issuance of equity interests by and capital contributions to Holdings or any of its Subsidiaries other than (i) any sales or issuances of equity interests to or capital contributions from Holdings or any Subsidiary of Holdings (other than capital contributions from Holdings or any Subsidiary of Holdings made with the proceeds of equity issuance to Persons other than Holdings or any Subsidiary of Holdings), (ii) any issuance of directors’ qualifying shares or (iii) any sales or issuances of equity interests of Holdings or any Subsidiary to management or employees of Holdings or such Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence at the Effective Date; plus
(iii) 100% of the Net Proceeds from any Disposition pursuant to clause (g) ~~or~~, (i) (if such Disposition is to a Person that is neither a Loan Party nor a Subsidiary of Holdings) or (p) of the definition of Permitted Dispositions; plus
(iv) 100% of the Additional ABL Availability Amount.
“Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests).
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” and “$” refers to lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which each of the conditions precedent in Section 4.02 are satisfied (or waived by the Agent, the Issuing Bank and the L/C Lenders in accordance with Section 9.01).
“Eligible Assignee” means (a) a commercial bank or any other Person engaged in the business of making asset based or commercial loans, or any fund or other Person (other than a natural Person) that invests in loans, which bank, Person or fund, together with its Affiliates, has a combined capital and surplus in excess of $300,000,000 and which bank, Person or fund is a Lender (as defined in the Existing Credit Agreement) or Affiliate of a Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and makes the representations and warranties set forth in Section 5.02 hereof and in the Assignment and Acceptance and is approved by the Agent and the Issuing Bank or (b) an existing L/C Lender or an Affiliate of an existing L/C Lender or an Approved Fund; provided that neither Holdings, the Borrowers nor any of their respective Subsidiaries nor an Affiliate of Holdings, any Borrower or any of their respective Subsidiaries (other than the Permitted Holders) shall qualify as an Eligible Assignee.
“Eligible Inventory” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrowers, or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a Reportable Event, as defined herein, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to Section 4043(b)(2)) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Sections 303(k) or 4068(a) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, or (h) the Borrowers or any ERISA Affiliate incur liabilities under Section 4069 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Rate” means, on any date, the rate per annum (which shall in no event be less than zero) equal to (i) ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the outstanding Reimbursement Obligations and with a term equal to one month would be offered by the Bank’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Events of Default” has the meaning specified in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any L/C Extensions of Credit or L/C Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such L/C Extensions of Credit or L/C Commitment (other than pursuant to an assignment request by the Borrower under Section 9.16) or (ii) in the case of a Lender, such Lender changes its Applicable Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or changed its Applicable Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e), (f), or (g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Agent” has the meaning set forth in the recitals to this Agreement.
“Existing Agent Acknowledgement and Consent” means an acknowledgment and consent executed by Holdings, the Borrowers, and Bank of America, N.A., in its capacity as the Existing Agent, substantially in the form of Exhibit C hereto.
“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.
“Existing Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of September 1, 2016, by and among the Co-Collateral Agents, as the ABL agents, and Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), as the second lien agent.
“Existing Second Lien Credit Agreement” means that Second Lien Credit Agreement, dated as of September 1, 2016, between Holdings, SRAC, Kmart Corp., the lenders party thereto, and JPP, LLC, as administrative agent and collateral administrator.
“Existing Second Lien Notes” means $301,000,000 aggregate principal amount of 6 5⁄8% Senior Secured Notes due 2018 of Holdings outstanding as of the Effective Date and any notes issued in exchange therefor pursuant to that certain Indenture, dated as of October 12, 2010, by and among Holdings and the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent.
“Facility Cap” means five hundred million dollars ($500,000,000).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter” means the Fee Letter dated the date hereof, among Holdings, the Borrowers, and Citigroup Global Markets Inc., as amended from time to time.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Fixed Charge Ratio” means, the ratio, determined as of the end of each fiscal month of the Borrowers for the most recently ended twelve fiscal months, of (a) Adjusted Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (but including Capital Expenditures financed with proceeds of ABL Advances made under the Existing Credit Agreement) minus taxes paid in cash net of refunds (but in no event less than zero), to (b) Fixed Charges, all calculated on a Consolidated basis in accordance with GAAP.
“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments on Debt made during such period, plus Capital Lease Obligation payments made during such period, all calculated on a Consolidated basis.
“Flood Compliance Documents” means, with respect to each Real Property Collateral, the following documents and instruments in form and substance in order to comply with the Flood Laws: (1) a completed life of loan standard flood hazard determination form addressed to the mortgagee or beneficiary under the Mortgage and otherwise complying with the Flood Laws, (2) if the improvements to the Real Property Collateral are located in a special flood hazard area, a notification to such party as holds title to the applicable Real Property Collateral (“Borrower Notice”) and, if applicable, notification to such party that flood insurance coverage under the National Flood Insurance Program is not available because the community does not participate in the such program, (3) documentation evidencing receipt by such party as holds title to the Real Property Collateral of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the Real Property Collateral is located, a copy of the flood insurance policy, the application by the party as holds title to the Real Property Collateral for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, and such other evidence of flood insurance reasonably requested by Agent for compliance with Flood Laws, each in a form and substance reasonably satisfactory to the Agent.
“Flood Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) and any substitution therefor and, if applicable, any regulations promulgated thereunder.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members” means, collectively, Holdings, the Borrowers and their respective Subsidiaries.
“Guarantee and Collateral Agreement” means that certain Third Amended and Restated Guarantee and Collateral Agreement, dated as of July 21, 2015, among the ABL Loan Parties and the Co-Collateral Agents.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Holdings” has the meaning provided in the preamble to this Agreement.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent” means pertaining to a condition of Insolvency.
“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement as in effect on the Effective Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Inventory” as defined in the UCC.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Exposure” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired maximum amount of all then outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied), but excluding any such Letter of Credit that is backstopped by a Satisfactory Letter of Credit; plus (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged by (x) the Borrower, pursuant to Section 3.05, or (y) where the L/C Lenders have reimbursed the Issuing Bank, including where the Issuing Bank has reimbursed itself using funds on deposit in the Lender Cash Collateral Accounts pursuant to Section 3.04; provided that if any payment or withdrawal has been made and such payment is required to be rescinded, restored or returned upon the insolvency, bankruptcy, or reorganization of any Person or otherwise, such payment or withdrawal shall be deemed not to have occurred hereunder; plus (c) [reserved.]; plus (d) the amount of Available L/C Commitments. For all purposes of this Agreement, (a) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, and (b) with respect to any references to the Issuer Exposure being “zero” or no longer “outstanding”, the Available L/C Commitments referred to clause (d) hereof shall mean that all of the L/C Lenders’ L/C Commitments shall have been terminated or shall have expired, and the obligation of the Issuing Bank to issue Letters of Credit pursuant to Section 3.01(a) has been terminated.
“Issuing Bank” means the Bank, it being understood that the Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Kmart” means Kmart Holding Corporation, a Delaware corporation.
“Kmart Corp.” has the meaning provided in the preamble to this Agreement.
“L/C Commitment” means, as to any L/C Lender, the obligation of such L/C Lender to participate in Letters of Credit in an aggregate principal amount up to (a) the amount set forth opposite such L/C Lender’s name on Schedule 1.01(a) as such amount may be increased from time to time in accordance with Section 2.17 or (b) if such L/C Lender has entered into any Assignment and Acceptance, the amount set forth for such L/C Lender in the Register maintained by the Agent pursuant to Section 9.07(d), in each case, as such amount may be reduced (i) pursuant to Section 2.06, (ii) by an amount equal to the amount by which any Letter of Credit has been drawn to the extent the Issuing Bank has been reimbursed for such drawing (including by (x) the Borrower, pursuant to Section 3.05, or (y) where the L/C Lenders have reimbursed the Issuing Bank, including where the Issuing Bank has reimbursed itself using funds on deposit in the Lender Cash Collateral Accounts pursuant to Section 3.04), (iii) by an amount equal to the face amount of any Letter of Credit that has been returned to Citi for cancellation, unless a replacement therefor is issued substantially simultaneously to the same or a related beneficiary and the Required L/C Lenders have provided their consent in writing to the issuance of such replacement, (iv) by an amount equal to the face amount of any Letter of Credit that has expired, unless a replacement therefor is issued substantially simultaneously to the same or a related beneficiary and the Required L/C Lenders have provided their consent in writing to the issuance of such replacement, provided that, to the extent on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, and (v) by the amount by which the face amount of any Letter of Credit has been permanently reduced.
“L/C Commitment Percentage” means, as to any L/C Lender at any time, the percentage which such L/C Lender’s L/C Commitment then constitutes of the Aggregate L/C Commitments or, at any time after the Aggregate L/C Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such L/C Lender’s participation in L/C Obligations constitutes of the aggregate principal amount of the L/C Obligations then outstanding.
“L/C Extension” means, with respect to any Letter of Credit, the issuance, extension of the expiry date, or the renewal or increase of the amount thereof.
“L/C Extensions of Credit” means as to any L/C Lender at any time, an amount equal to such L/C Lender’s L/C Commitment Percentage of the Issuer Exposure (other than clause (d) of the definition thereof) then outstanding.
“L/C Lender Insolvency Event” means that (i) an L/C Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such L/C Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such L/C Lender or its Parent Company, or such L/C Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“L/C Lenders” means, collectively, any Persons signatory hereto as an L/C Lender, and each Person that shall become a party hereto as an L/C Lender pursuant to Section 9.07.
“L/C Lender Exposure” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired maximum amount of all then outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied), but excluding any such Letter of Credit that is backstopped by a Satisfactory Letter of Credit; plus (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged by the Borrower (including, pursuant to Section 3.05 (and, for the avoidance of doubt, in the case where the L/C Lenders have reimbursed the Issuing Bank, including where the Issuing Bank has reimbursed itself using funds on deposit in the Lender Cash Collateral Accounts pursuant to Section 3.04, such drawings under Letters of Credit shall be considered to not have been reimbursed or discharged by the Borrower)); plus (c)[reserved.]; plus (d) the amount of Available L/C Commitments. For all purposes of this Agreement, (a) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, and (b) with respect to any references to the L/C

Lender Exposure being “zero” or no longer “outstanding”, the Available L/C Commitments referred to clause (d) hereof shall mean that all of the L/C Lenders’ L/C Commitments shall have been terminated or shall have expired, and the obligation of the Issuing Bank to issue Letters of Credit pursuant to Section 3.01(a) has been terminated.
“L/C Obligations” means at any time, an amount equal to the sum of paragraphs (a) and (b) (but not (d)) of the definition of L/C Lender Exposure and all accrued and unpaid fees, taxes and expenses payable in connection with any Letter of Credit.
“L/C Termination Date” means the first anniversary of the Effective Date.
“Lender Cash Collateral Account” means, with respect to any L/C Lender, the Applicable Account (as defined in the Cash Collateral Agreement) of such L/C Lender, and "Lender Cash Collateral Accounts" means, collectively, all such Applicable Accounts.
“Lenders” means the Issuing Bank and the L/C Lenders.
“Letters of Credit” means the collective reference to irrevocable standby letters of credit under which the Issuing Bank agrees to make payments in Dollars for the account of any Borrower, on behalf of any Group Member in respect of obligations of such Group Member incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Group Member is or proposes to become a party, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might be issued; individually, a “Letter of Credit”.
“Lien” means any lien, security interest or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.
“Line Cap” has the meaning assigned to such term in the ~~Existing~~ Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Loan Documents” means this Agreement, each Letter of Credit, the Reaffirmation Agreement, the Existing Agent Acknowledgement and Consent, each Security Document, and any other document or instrument pursuant to this Agreement now or hereafter designated by the Borrowers and the Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties” means each ABL Loan Party and each other Group Member that is a party to a Loan Document.
“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents taken as a whole or the rights and remedies of the Co-Collateral Agents, the Agent, the Issuing Bank or the L/C

Lenders thereunder taken as a whole (including, but not limited to, the enforceability or priority of any Liens granted to the Co-Collateral Agents under the ABL Loan Documents or to the Agent under the applicable Loan Documents).
“Material Subsidiary Guarantor” means a Subsidiary Guarantor that, at the time of determination, accounts for more than ~~2~~5% of both the total assets and total revenues of Holdings on a consolidated basis (and, together with all other Material Subsidiary Guarantors accounts for more than ~~5~~10% of both the total assets and total revenues of Holdings on a consolidated basis).
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on the Real Estate Collateral in favor of the Agent on behalf of the L/C Lenders and the Issuing Bank to secure the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and in form and substance reasonably satisfactory to the L/C Lenders, the Agent, the Issuing Bank and the Borrowers, provided that (i) Mortgages that are substantially similar to the mortgages delivered in connection with the December Real Estate Loan shall be deemed to be reasonably satisfactory and (ii) each Mortgage shall contain an automatic termination provision incorporating the provisions of Section 9.13(c) of this Agreement.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Proceeds” means, (a) with respect to any Disposition by Holdings or any of its Subsidiaries of any property or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and cash equivalents received by Holdings or any of its Subsidiaries (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by Holdings or any of its Subsidiaries to third parties (other than Affiliates), (B) transfer taxes paid as a result thereof, (C) payments required to be made to governmental authorities and/or third parties in connection with such sale (including to obtain consents or approvals required for such sale) and amounts required by governmental authorities to be retained by applicable entities and (D) any Debt secured by such property that is required to be repaid from the proceeds of such sale (including, with respect to property that is collateral for the December Real Estate Loan, repayment of the December Real Estate Loan in an amount required pursuant to the terms of the December Real Estate Loan), and (b) with respect to any equity issuance, capital contribution and/or the incurrence of Debt for borrowed money by

Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received by Holdings or any of its Subsidiaries in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by Holdings or any of its Subsidiaries in connection therewith.
“Non-Consenting Lender” has the meaning specified in Section 9.16.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean all obligations and liabilities of each Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or in connection with this Agreement or any other Loan Document to which such Loan Party is a party, in each case whether on account of principal, interest (including, without limitation, any interest accruing (and interest that would have accrued but for the filing or commencement of such proceeding) at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding with respect to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or amounts otherwise (including, without limitation, all fees and disbursements of counsel to the Agent or to any other Credit Party and all reimbursement obligations, fees, indemnities, costs, expenses or other amounts accruing (or that would have accrued but for the filing or commencement of such proceeding) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding with respect to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) that in each case are required to be paid by such Loan Party pursuant to the terms of this Agreement or any other Loan Document.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any L/C Extensions of Credit or Loan Document pursuant to an assignment request by the Borrowers under Section 9.16).
“Other LC Facility” has the meaning assigned to such term in the Existing Credit Agreement as in effect on the Effective Date.

“Other Taxes” has the meaning specified in Section 2.15.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended.
“Parent Company” means, with respect to an L/C Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such L/C Lender, and/or any Person of which such L/C Lender is a Subsidiary.
“Participant Register” has the meaning set forth in Section 9.07(f).
“PASA” means the Packers and Stockyards Act of 1921, as amended.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any ERISA Affiliate or to which Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate dated as of the Effective Date with respect to the Borrowers and the other Loan Parties in form reasonably satisfactory to the Agent.
“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:
(a)    Debt committed or outstanding on the Effective Date and set forth in the Perfection Certificate, excluding the Real Estate Term Loan, the December Real Estate Loan and any commercial paper but including, for the avoidance of doubt, future draws under the Existing Credit Agreement to the extent not in excess of the commitments thereunder as of the Effective Date;
(b)    Debt of any Loan Party to any other Loan Party;
(c)    Debt of Holdings or any Subsidiary of Holdings which is not a Loan Party to any Loan Party; provided, that (1) such Debt is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Debt shall not exceed $100,000,000 in the aggregate at any one time outstanding or (3) (i) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Debt (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(d)    Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party;
(e)    (i) purchase money Debt used to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Debt assumed in connection with the acquisition of any such assets or secured solely by a Lien on any such assets prior to the acquisition thereof, and (ii) Debt incurred in connection with sale-leaseback transactions with respect to assets not constituting Collateral;
(f)    Debt of any Person that becomes a Subsidiary in an Acquisition permitted in accordance with Section 6.02(c), which Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary);
(g)    the Obligations;
(h)    other Debt in an aggregate amount outstanding at any time, inclusive of the Real Estate Term Loan and any commercial paper, not to exceed the greater of (x) $~~750,000,000~~1,000,000,000; provided that not more than $500,000,000 of such Debt shall consist of Short Term Debt (including, without limitation, Short Term commercial paper) and (y) the amount permitted to be incurred under clause (h) of the definition of “Permitted Debt” in the ~~Existing ABL~~Amended Credit Agreement (as the same may be amended from time to time);
(i)    Debt described in Section 6.02(a)(vi), provided, that such Debt (i) does not have a maturity date which is earlier than the L/C Termination Date, (ii) is incurred on arm’s-length terms, (iii) is subject to an intercreditor agreement in the form of the Existing Intercreditor Agreement or Exhibit F to the Existing Credit Agreement (or such other forms as the Co-Collateral Agents may agree in their Permitted Discretion), and (iv) the security documents, if any, with respect to such Debt are reasonably satisfactory to the Co-Collateral Agents in their Permitted Discretion;
(j)    any other Debt, provided, that such Debt (i) does not require the repayment of principal prior to the L/C Termination Date in excess of 1.0% of the original principal amount thereof per annum (excluding, for the avoidance of doubt, repayments required as a result of the sale of assets and repayments required in connection with an event that would constitute an Event of Default under Section 7.01(g) hereof) (ii) does not have a maturity date which is earlier than the L/C Termination Date, and (iii) is incurred on arm’s-length terms;
(k)    Debt of the type specified in clause (g) of the definition thereof to the extent such Debt constitutes a Permitted Investment;
(l)    Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(m)    Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, automated clearing house transfers, credit cards, and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Debt (other than credit cards or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt in respect of credit cards or purchase cards is extinguished within 60 days from its incurrence;
(n)    Debt arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such Acquisition;
(o)    Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)    Debt on account of Other LC Facilities and on account of letters of credit issued for the account of any Loan Party by any other Person
(q)    Debt arising from a Credit Card Royalty Securitization in an amount not to exceed $500,000,000, so long as the Net Proceeds (as defined in the Amended Credit Agreement) of such Credit Card Securitization received by Holdings or any Subsidiary are applied as required by clause (q) of the definition of “Permitted Debt” in the Amended Credit Agreement; and
(r)    ~~(q)~~ Permitted Refinancing Debt.
“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.
“Permitted Dispositions” means any of the following:
(a)    transfers and Dispositions of Inventory in the ordinary course of business;
(b)    transfers and Dispositions among the Loan Parties;
(c)    transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to any Loan Party;

(d)    transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to other Subsidiaries which are not Loan Parties;
(e)    transfers and Dispositions (other than transfers and Dispositions of Collateral) to any Subsidiary of Holdings which is not a Loan Party by any Loan Party provided, that any such Disposition of Collateral shall be (i) undertaken in the ordinary course of business or (ii) on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary of Holdings;
(f)    the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrowers or any Subsidiary;
(g)    transfers and Dispositions of ~~all or any portion of any~~ assets of Holdings or any ~~of its Subsidiaries~~Subsidiary of Holdings as follows:
(i)    Dispositions of real property securing the December Real Estate Loan so long as the Net Proceeds (as defined in the Amended Credit Agreement) of such Disposition are applied as required by clause (g)(i) of the definition of “Permitted Dispositions” in the Amended Credit Agreement;
(ii)    Transfers and Dispositions of any assets held by Holdings or any Subsidiary of Holdings, including any equity interests ~~of its Subsidiaries~~in any Subsidiary (other than the equity interests ~~or~~of either Borrower or of Sears), in exchange for total consideration in an amount not to exceed $1,000,000 with respect to any transaction or series of related transactions; and
(iii)    Other transfers and Dispositions of any assets held by Holdings or any of its Subsidiaries, including any equity interests of its Subsidiaries (other than substantially all of the assets of either Borrower or of Sears), including, but not limited to, (v) any equity interests of any Subsidiaries (other than the equity interests of either Borrower or of Sears), (w) real property, (x) Intellectual Property (including, without limitation, the Kenmore, Craftsman and Die Hard brands), (y) the Sears Automotive Center business and (z) the Home Services Business of Holdings and its Subsidiaries, provided, that immediately after giving effect to ~~any such disposition~~ such Disposition and the application of the proceeds thereof, (i) no Default or Event of Default then exists, (ii) either (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap (provided that, with respect to the transfer or Disposition of the assets of, or any equity interest in, a Material Subsidiary Guarantor (other than Sears), such Pro Forma and Projected Capped Excess Availability is at least the greater of (x) 25% of the Line Cap or (y) $750,000,000), or (B) such Loan Party uses the Net Proceeds of such Disposition ~~to~~ (1) to reduce the L/C Commitments and Cash Collateralize any amounts pursuant to Section 2.11 and/or (2) ~~repay revolving advances under the Existing Credit Agreement, in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) an amount sufficient to cause Pro Forma and Projected Capped Excess Availability to be 15% or more of the Line Cap (or, with respect to the transfer or Disposition of the assets of, or any equity interest~~

~~in, a Material Subsidiary Guarantor (other than Sears), an amount sufficient to cause Pro Forma and Projected Capped Excess Availability to be the greater of (x) 25% of the Line Cap or (y) $750,000,000)~~in a manner consistent with clause (ii)(B) of the provisio to clause (g)(iii) of the definition of “Permitted Dispositions” in the Amended Credit Agreement, (iii) if the Disposition is to a Subsidiary or Affiliate of a Loan Party which is not a Loan Party, such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate of a Loan Party, and (iv) Capped Excess Availability is no less than Capped Excess Availability immediately prior to such Disposition;
(h)    transfers and Dispositions which constitute Restricted Payments or Permitted Investments that are otherwise permitted hereunder;
(i)    Dispositions permitted pursuant to Section 6.02(b) hereof;
(j)    the sale of other Policy Investments in the ordinary course of business;
(k)    the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;
(l)    leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business;
(m)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license the Related Intellectual Property, unless the limited license granted to the Co-Collateral Agents in such Related Intellectual Property pursuant to the ABL Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
(n)    sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties; ~~and~~
(o)    transfers of assets, including Inventory, in connection with Store closings (and/or department closings within Stores) permitted pursuant to Section 6.02(l); and
(p)    Dispositions of Credit Card Program Assets to or by a Credit Card Royalty Securitization Subsidiary pursuant to a Credit Card Royalty Securitization so long as the Net Proceeds (as defined in the Amended Credit Agreement) of such Credit Card Royalty Securitization are applied consistent with clause (q) of the definition of “Permitted Dispositions” in the Amended Credit Agreement.
“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than a Group Member.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment:
(a)    Investments existing on, or contractually committed as of, the "Effective Date" (as defined in the Existing Credit Agreement as in effect on the Effective Date) and set forth in the Perfection Certificate;
(b)    (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary;
(c)    other Investments of any Loan Party in any other Subsidiary of Holdings which is not a Loan Party; provided, that (1) such Investment is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Investments shall not exceed $100,000,000 in the aggregate at any one time outstanding and the Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap, or (3) (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(d)    Investments of any Loan Party in any other Person not constituting an Acquisition; provided that (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(e)    Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;
(f)    Policy Investments;
(g)    Investments in Swap Contracts not entered into for speculative purposes;
(h)    to the extent not prohibited by applicable law, (1) advances to officers, directors and employees and consultants of the Loan Parties made for travel, entertainment, relocation and other ordinary business purposes and (2) advances to officers, directors and employees and consultants of non-Loan Parties made for travel, entertainment, relocation and other ordinary business purposes, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;
(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(j)    any Investment made prior to the Effective Date under paragraph (e) of the definition of “Permitted Investment” (as defined in the Existing Credit Agreement as in effect on the Effective Date);
(k)    (i) Investments consisting of contributions of Credit Card Program Assets to a Credit Card Royalty Securitization Subsidiary in connection with a Credit Card Royalty Securitization and/or (ii) Investments made with the common stock of Holdings;
(l)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;
(m)    Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;
(n)    (1) advances in the form of a prepayment of expenses of any Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party and (2) advances in the form of a prepayment of expenses of any non-Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable non-Loan Party, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;
(o)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Co-Collateral Agents in such Intellectual Property pursuant to the ABL Loan Documents;
(p)    Investments in joint ventures that own real properties upon which Stores are located existing as of the "Effective Date" (as defined in the Existing Credit Agreement as in effect on the Effective Date) and entered into hereafter in the ordinary course of business; ~~and~~
(q)    other Investments in an amount not to exceed $~~250,000,000~~50,000,000 in the aggregate outstanding at any time~~; provided that no Investment pursuant to this clause (q) shall be made by any Loan Party in any Subsidiary of Holdings which is not a Loan Party.~~, subject to compliance with the proviso to clause (r) of the definition of “Permitted Investments” in the Amended Credit Agreement ; and
(r)    Investments in joint ventures made pursuant to a contribution of assets (other than cash or cash equivalents) constituting all or a portion of the Sears Automotive Center business and/or the DieHard business (including related trademarks and other intellectual property),subject to compliance with the proviso to clause (s) of the definition of “Permitted Investments” in the Amended Credit Agreement .

“Permitted Liens” means:

(a)    Liens for taxes, assessments and governmental charges or levies to the extent such taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;
(c)    landlords’ Liens arising in the ordinary course of business securing (i) rents not yet due and payable, (ii) rent for Stores in an amount not to exceed the monthly base rent due for the immediately preceding calendar month and (iii) rents for Stores in excess of the amount set forth in the preceding clause (ii) so long as such amounts are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;
(d)    any attachment or judgment lien not constituting an Event of Default under Section 7.01(f);
(e)    Liens presently existing or hereafter created in favor of (i) the Co-Collateral Agents to secure the ABL Obligations, and (ii) the Co-Collateral Agents or the Agent to secure the Obligations;
(f)    Liens arising by the terms of commercial letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder; provided that such Liens only encumber the title documents and underlying goods relating to such letters of credit or cash and cash equivalents as permitted under clause (m) hereof;
(g)    claims under PACA and PASA;
(h)    Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;
(i)    Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation and other casualty insurance lines, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(j)    easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business, or in respect of any real property which is part of the Collateral, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which the title company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Agent and which is included in any title policy, and as to Real Estate Collateral, the Liens securing the December

Real Estate Loan and any Liens permitted to encumber the Real Estate Collateral pursuant to the terms of the December Real Estate Loan;
(k)    any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;
(l)    normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision, or ordinary course contractual obligation, relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;
(m)    Liens on cash and cash equivalents securing obligations in respect of Other L/C Facilities (as defined in the Existing Credit Agreement) and in respect of standby or trade letters of credit not constituting ABL Obligations or trade related bank guarantees;
(n)    Liens granted to consignors who have properly perfected on consigned Inventory owned by such consignors and created in the ordinary course of business;
(o)    Liens on premium rebates securing financing arrangements with respect to insurance premiums;
(p)    deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary;
(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)    Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(t)    Liens on securities that are the subject of repurchase agreements constituting Policy Investments;
(u)    Liens on cash and cash equivalents securing Swap Contracts incurred in the ordinary course of business; and

(v)    other Liens on cash and cash equivalents in an amount not to exceed $25,000,000 held by a third party as security for any obligation (other than Debt) permitted to be incurred by any Group Member hereunder.
“Permitted Refinancing Debt” shall mean any Debt issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity date of such Permitted Refinancing Debt shall not be earlier than the maturity date of the Debt being Refinanced and weighted average life to maturity of such Permitted Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the L/C Lenders as those contained in the documentation governing the Debt being Refinanced, (d) other than with respect to any Refinancing of the Real Estate Term Loan, no Permitted Refinancing Debt shall have different obligors, or greater guarantees or security, or higher priority guarantees or security, than the Debt being Refinanced; and (e) the Permitted Refinancing Debt shall otherwise be on terms which would not reasonably likely result in a Material Adverse Effect.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Policy Investments” means Investments made in accordance with the investment policy of the Loan Parties set forth on Schedule 6.02(k)(ii), as such policy may be amended from time to time with the reasonable consent of the Agent, such consent not to be unreasonably withheld.
“Pro Forma and Projected Capped Excess Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Capped Excess Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent.
“Pro Forma and Projected Suppressed Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Suppressed Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent.

“Pro Forma Fixed Charge Ratio” shall mean, for any date of calculation, the Fixed Charge Ratio as of the last day of the most recently completed fiscal quarter for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j) (the “Reference Date”), after giving pro forma effect to any applicable transaction or payment as if such transaction or payment had occurred on the first day of the four fiscal quarter period ending on the Reference Date.
“Property” means each parcel of real property that constitutes Real Estate Collateral, as described in greater detail under the applicable Mortgage, together with all buildings and other improvements thereon and all personal property encumbered by the Mortgages, together with all rights pertaining to such property.
“Reaffirmation Agreement” means a reaffirmation agreement, dated as of the Effective Date, in form and substance reasonably satisfactory to the Agent, duly executed by each Loan Party party to the Guarantee and Collateral Agreement, reaffirming the guaranty and the liens granted thereunder.
“Real Estate Collateral” means (a) the real property of the Borrowers or its Subsidiaries set forth in Schedule 1.01(b) and (b) any additional real property that serves as collateral under the December Real Estate Loan, as may be amended, restated or supplemented from time to time, but excluding in each case any property with respect to which the cost of compliance with Flood Laws would be unreasonably large in comparison with the benefit of delivering a Mortgage with respect to such property hereunder, as reasonably determined by the Required L/C Lenders and for the avoidance of doubt no Mortgage shall be delivered with respect to any such property.
“Real Estate Term Loan” means, the Loan Agreement, dated as of April 8, 2016, between JPP, LLC and JPP II, LLC, each a Delaware limited liability company and Cascade Investment, L.L.C., as initial lenders, and Sears, Sears Development Co., Innovel Solutions, Inc., Big Beaver of Florida Development, LLC, and Kmart Corp., collectively, as borrower.
“Recipient” means the Agent, the Issuing Bank, any L/C Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 9.07(d).
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Bank pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“Related Intellectual Property” means such rights with respect to the Intellectual Property of Holdings and its Subsidiaries as are reasonably necessary to permit the Co-Collateral Agents to enforce their rights and remedies under the ABL Loan Documents with respect to the ABL Collateral.
“REMIC Certificates” means the SRC Commercial Mortgage Trust 2003-1 Mortgage Pass-Through Certificates in the aggregate face amount of $1,312,416,000 (as amended, supplemented or otherwise modified, replaced or refinanced, in any case in a manner not materially adverse to the L/C Lenders).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Required L/C Lenders” means, at any time, the holders of more than 50% of the sum of the Aggregate L/C Commitments then in effect, or, if the Aggregate L/C Commitments have been terminated, the holders of more than 50% of the L/C Lender Exposure then outstanding.
“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescinded Amount” means “Rescinded Amount” as defined in Section 9.19(b) of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Holdings or any Subsidiary of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Holdings or any Subsidiary of Holdings or any option, warrant or other right to acquire any such equity interests in Holdings or any Subsidiary of Holdings.
“Revaluation Date” means with respect to any Letter of Credit or other Obligations denominated in an Alternative Currency, each of the following: (a) each date of issuance of a Letter of Credit, (b) each date of an amendment of any such Letter of Credit, (c) each date of any payment by the Issuing Bank under any such Letter of Credit, (d) the first Business Day of each fiscal month and (e) such additional dates as the Agent or the Issuing Bank shall determine or the Required L/C Lenders shall require.
“Satisfactory Letter of Credit” means a letter of credit from a financial institution reasonably acceptable to the Issuing Bank and in a form reasonably acceptable to the Issuing Bank, other than any letter of credit issued under the Existing ~~ABL~~ Credit Agreement or any letter of credit that is recourse, directly or indirectly, to Holdings, any of the Borrowers or any of their respective Subsidiaries.
“Sears” means Sears, Roebuck and Co., a New York corporation.
“SEC” means the United States Securities and Exchange Commission.
“Security Documents” means the collective reference to (i) the Guarantee and Collateral Agreement, and all other security documents hereafter delivered to the Co-Collateral Agents granting a Lien on any property of any Person to secure the Obligations and the ABL Obligations, (ii) the Reaffirmation Agreement, and (iii) the Mortgages.

“Senior Unsecured Notes” means those certain 8% senior unsecured notes due 2019 issued by Holdings pursuant to the First Supplemental Indenture dated November 19, 2014 by and between Holdings, as Issuer and Computershare Trust Company, N.A. as Trustee.
“Short Term” has the meaning assigned to such term in the Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature.
“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“SRAC” has the meaning provided in the preamble to this Agreement.
“Store” means any store owned or leased and operated by any Loan Party.
“Store Closure Sale” means a store closure sale that, if including more than twenty (20) stores (whether in one transaction or a series of related transactions), is properly managed by an independent, nationally recognized, professional retail inventory liquidation firm reasonably acceptable to the Co-Collateral Agents, over a defined period that is anticipated by the Borrowers not to exceed 12 weeks (on average) from the date of the same commencement.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the Board of Directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or estate (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company, trust or estate shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each Person that is a “Subsidiary Guarantor” from time to time under the Existing Credit Agreement or each other direct or indirect wholly owned Domestic Subsidiary of Holdings that becomes a Subsidiary Guarantor pursuant to Section 6.01(i)(vii).
“Suppressed Availability” has the meaning assigned to such term in the ~~Existing~~Amended Credit Agreement as in effect on the Amendment No. 1 Effective Date.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party Payors” means any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under any insurance contract with such private health insurer.
“Trading With the Enemy Act” means 50 U.S.C. § 1 et seq., as amended.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“UCP” means the Uniform Customs and Practices for Documentary Credit Operations (UCP 600).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Computation of Time Periods. In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”) which for purposes of Section 6.03 shall be consistently applied. If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required L/C Lenders shall so request, the Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required L/C Lenders which shall not be unreasonably withheld); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles, and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.
Section 1.04    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.05    Change of Currency.
(a)    Each obligation of each Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

Payments; Taxes; Lender Cash Collateral Account; Etc.
Section 2.01    [Reserved].
Section 2.02    [Reserved].
Section 2.03    [Reserved].
Section 2.04    [Reserved].
Section 2.05    Fees.
(a)    Commitment Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of each L/C Lender a commitment fee on the average daily amount of funds required to be held and actually held, in the Lender Cash Collateral Account of such L/C Lender during the period for which such payment is being made at a rate per annum equal to 5.75%, payable in arrears monthly on the 3rd day subsequent to the last day of each month and commencing on the Effective Date and ending on the date that the L/C Lender Exposure is reduced to zero. The L/C Lenders agree to provide the Agent with a statement of the amount due pursuant to this Section 2.05(a) on or before the 2nd day subsequent to the last day of each month, and the Borrowers agree that such statement shall be conclusive absent manifest error. The Agent may conclusively rely on such statement and shall have no duty to independently investigate amounts due pursuant to this Section 2.05(a).
(b)    Upfront Fee.    The Borrowers jointly and severally agree to pay to the Agent for the account of each L/C Lender as of the Effective Date, an upfront fee equal to (i) 1.50% of the aggregate amount of funds deposited by such L/C Lender into the Lender Cash Collateral Account of such L/C Lender on the Effective Date, payable on the date that such L/C Lender funds such deposit, or if later, the Effective Date, and (ii) 1.50% of the amount of funds deposited by such L/C Lender into the Lender Cash Collateral Account of such L/C Lender in connection with any increase in L/C Commitments as of the effective date thereof in accordance with Section 2.17, payable on the date that such L/C Lender funds such deposit, or if later, such effective date. In addition, the Borrowers jointly and severally agree to pay to each L/C Lender (or to the Agent for the account of each L/C Lender) an additional fee equal to 0.10% of the amount of any increase in L/C Commitment of such L/C Lender in accordance with Section 2.17, payable on the effective date of such increase.

(c)    Other Fees. Holdings and the Borrowers shall pay to the Agent the fees set forth in the Fee Letter.
(d)    Applicability of Fees and Interest after the L/C Termination Date.    Notwithstanding anything to the forgoing, all fees and interest payable to, or for the account of an L/C Lender, shall continue to be payable even after the L/C Termination Date, to the extent that (x) all funds have not been (or are not entitled to be) released from the Lender Cash Collateral Accounts, or (y) any reimbursement obligations of the Borrowers to any L/C Lenders are still outstanding, as applicable.
Section 2.06    Optional Termination or Reduction of the L/C Commitments.
(a)    Subject to Section 2.06(b), the Borrowers shall have the right, without penalty or premium and upon at least three Business Days’ irrevocable notice to the Agent, to permanently terminate in whole or permanently reduce in part the unused portions of the respective L/C Commitments of the L/C Lenders; provided that no such termination or reduction of the L/C Commitments shall be permitted if, after giving effect thereto and to any payments of any Reimbursement Obligations made on the effective date thereof, the aggregate L/C Lender Exposure would exceed the aggregate amount of the L/C Commitments as so reduced. Any partial reduction of the L/C Commitments shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b)    The Agent will promptly notify the L/C Lenders of any termination or reduction of the Aggregate L/C Commitments under Section 2.06(a). Upon any reduction of the Aggregate L/C Commitments, the L/C Commitment of each L/C Lender shall be reduced by such L/C Lender’s L/C Commitment Percentage of such reduction amount.

Section 2.07    [Reserved].
Section 2.08    [Reserved].
Section 2.09    [Reserved].
Section 2.10    [Reserved].
Section 2.11    Mandatory Reduction of L/C Commitments. The L/C Commitments shall be reduced automatically and irrevocably by (a) 50% of the amount by which the Designated Transaction Proceeds since the Effective Date exceed $500,000,000 but do not exceed $1,000,000,000, plus (b) 100% of the amount by which the Designated Transaction Proceeds since the Effective Date exceed $~~1,000,000,000.~~1,000,000,000, minus (c) the amount of any reduction of the L/C Commitments in accordance with Section 2.06 or clauses (iii) or (v) of the definition of “L/C Commitment” substantially concurrently with the receipt of any such Designated Transaction Proceeds. If, after giving effect to such reduction, the aggregate L/C Lender Exposure exceeds the Aggregate L/C Commitments, the Borrowers shall Cash Collateralize or provide backstop Satisfactory Letters of Credit in respect of such excess in accordance with Section 3.11. Notwithstanding the foregoing, the Required L/C Lenders may decline or waive (in their sole discretion) any required reduction of the L/C Commitments pursuant to this Section 2.11 on account of all L/C Lenders and Issuing Bank.
Section 2.12    Increased Costs. (a) If, due to either (i) after the Effective Date the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to issue, participate in, fund or maintain, or issuing, participating in, funding or maintaining Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be entitled to a presumption of correctness. If any Borrower so notifies the Agent after any L/C Lender notifies the Borrowers of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), such Borrower may, upon payment of such increased cost to such L/C Lender, replace such L/C Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.16 (and the L/C Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b) If any Lender determines that compliance with any change after the Effective Date in law or regulation or any guideline or request after the Effective Date from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be entitled to a presumption of correctness. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law covered by this Section 2.12 regardless of the date enacted, adopted, issued or implemented.
(c) The Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital, liquidity or reserve requirement or pursuant to Section 2.15 for any Taxes incurred more than six months prior to the date that such Lender notifies the Borrowers of the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.13    [Reserved].
Section 2.14    Payments and Computations.
(a)    The Borrowers shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 2:00 P.M. on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.12 or 2.15) to the applicable L/C Lenders for the account of their respective Applicable Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the L/C Lender assignee thereunder, and the parties to such Assignment and

Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    Each Borrower hereby authorizes each Lender, if and to the extent payment owed by it to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due. Any such Lender so charging such accounts shall deliver the proceeds therefrom to the Agent for distribution to the Credit Parties in the manner set forth herein and in the other Loan Documents.
(c)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Rate and of letter of credit fees, commitment fees and other fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.
(e)    Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due by it to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
Section 2.15    Taxes.
(a)    Any and all payments by the Borrowers to or for the account of any Recipient hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future Taxes (except as required by applicable law). If the Borrowers and/or Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Recipient, (i) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Recipient receives an amount equal to the sum it would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrowers and/or

Agent shall make such deductions as are determined by such Borrowers and/or Agent to be required based upon the information and documentation it has received pursuant to Sections 2.15(e) and (f) and (iii) the Borrowers and/or Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.16) (hereinafter referred to as “Other Taxes”). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.
(c)    Without duplication of any additional amounts paid pursuant to Section 2.15(a), the Borrowers shall jointly and severally indemnify each Recipient for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 2.15) imposed on or paid by such Recipient or withheld or deducted from a payment to such Recipient and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Recipient or the Agent (as the case may be) makes written demand therefor.
(d)    Within 30 days after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
(e)    Any Lender or other Recipient that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or other Recipient, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender or other Recipient is subject to backup withholding or information reporting requirements.
(i)    Without limiting the generality of the foregoing:
(1)    each Lender that is a United States person (or is a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 of a United States person), on or prior to the date of its execution and delivery of this Agreement and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Agent, shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Form W-9 certifying that such Lender (or, in the case or a disregarded entity, its owner) is exempt from U.S. federal backup withholding tax on payments pursuant to this Agreement or the other Loan Documents; and
(2)    each Lender that is not a United States person (and is not a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 of a United States person):
(A) on or prior to the date of its execution and delivery of this Agreement and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender (or, in the case of a disregarded entity, its owner) is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents; and
(B) on or prior to the date of its execution and delivery of this Agreement and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.
If the form provided by a Lender or other Recipient at the time such Lender or other Recipient first becomes a party to this Agreement (or, with respect to a Lender, changes its Applicable Office) indicates a United States interest withholding tax rate in excess of zero (or if no form is provided at such time), withholding tax at such rate (or, respectively, at the maximum rate) shall be considered excluded from Indemnified Taxes unless and until such Lender or other Recipient provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.15(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this Section 2.15(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8ECI, that the Lender or other Recipient reasonably considers to be confidential, the Lender or other Recipient shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this Section 2.15(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(f)    For any period with respect to which a Lender or other Recipient has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.15(e)), such Lender or other Recipient shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender or other Recipient become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender or other Recipient shall reasonably request to assist the Lender or other Recipient to recover such Indemnified Taxes. Further, if a payment made to a Lender or other Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or other Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or other Recipient shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender or other Recipient has complied with such Lender’s or other Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(g)    Each Lender and other Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.
(h)    Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(i)    If any Lender or other Recipient determines, in its sole discretion exercised in good faith, that it has actually and finally realized, by reason of a refund, a deduction or credit of any Indemnified Taxes paid or reimbursed by the Borrowers pursuant to Section 2.15(a) or Section 2.15(c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender or other Recipient whole, such Lender or other Recipient shall pay to the Borrowers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses incurred by such Lender or other Recipient reasonably allocable in securing such refund, deduction or credit and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of such Lender or other Recipient, agree to repay the amount paid over to the Borrowers to such Lender or other Recipient (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or other Recipient is required to repay such refund to such jurisdiction. Nothing in this Section 2.15(i) shall be construed to require any Lender or other Recipient to make available to the Borrowers or any other Person its tax returns or any confidential tax information.
(j)    If the Agent or any Lender or other Recipient, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.15, including Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower, or with respect to which Borrower or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify Borrower of the availability of such refund claim and, if the Agent or any Lender or other Recipient, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, shall, after receipt of a request by Borrower, make a claim to such Governmental Authority for such refund at Borrower’s expense.
Section 2.16    Sharing of Payments, Etc. If any L/C Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Reimbursement Obligations or other amounts owing to it (other than pursuant to Section 2.12 or 2.15) in excess of its ratable share, such L/C Lender shall forthwith purchase from the other L/C Lenders such participations or other amounts owing to them as shall be necessary to cause such purchasing L/C Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing L/C Lender, such purchase from each L/C Lender shall be rescinded and such L/C Lender shall repay to the purchasing L/C Lender the purchase price to the extent of such recovery together with an amount equal to such L/C Lender’s ratable share (according to the proportion of (i) the amount of such L/C Lender’s required repayment to (ii) the total amount so recovered from the purchasing L/C Lender) of any interest or other amount paid or payable by the purchasing L/C Lender in respect of the total amount so recovered. The Borrowers agree that any L/C Lender so purchasing a participation from another L/C Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such L/C Lender were the direct creditor of the Borrowers in the amount of such participation.
Section 2.17    Increase of L/C Commitments. At any time and from time to time, upon the request of the Borrowers and with notice to the Agent and the Issuing Bank, any L/C Lender may increase its L/C Commitment by electing (in its sole discretion) to deposit or cause to be deposited into the Lender Cash Collateral Account of such L/C Lender an amount equal to

102% of such increase; provided, in no event shall the aggregate L/C Commitments exceed the Facility Cap, provided, further, that each increase after the Effective Date shall be in increments of not less than $25,000,000.

ARTICLE III
AMOUNT AND TERMS OF THE LETTERS OF CREDIT
Section 3.01    L/C Commitment.
(a)    Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the L/C Lenders set forth in Section 3.04(a), agrees to issue Letters of Credit for the account of any Borrower (on behalf of such Borrower or on behalf of any other Group Member) on any Business Day during the period from the Effective Date until the date that is thirty (30) days prior to the L/C Termination Date in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall not have any obligation to issue any Letter of Credit if after giving effect to such issuance, (x) the Issuer Exposure would exceed the lesser of (1) the aggregate L/C Commitments of all L/C Lenders and (2) the Facility Cap, or (y) the aggregate amount in the Lender Cash Collateral Accounts would be less than 102% of the Issuer Exposure.
(b)     Each Letter of Credit shall (i) be denominated in Dollars or any other lawful foreign currency which is approved in writing on a case by case basis by the Issuing Bank, the Required L/C Lenders and the Agent in their sole and absolute discretion and (ii) expire no later than one year following the date of issuance of such Letter of Credit; provided that, in the event that any Letter of Credit is outstanding on the date that is thirty (30) days prior to the L/C Termination Date, the Borrowers shall on or before such date, Cash Collateralize an amount equal to 102% of the L/C Obligations with respect to all such Letters of Credit pursuant to Section 3.11. Each Application and each Letter of Credit shall be subject to either the International Standby Practices (ISP 98) of the International Chamber of Commerce or the UCP, and, to the extent not inconsistent therewith, the laws of the State of New York.
(c)    The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the Issuing Bank or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; (iii) such issuance would violate one or more policies of the Issuing Bank applicable to letters of credit generally; (iv) the conditions precedent to each issuance of a Letter of Credit set forth in Section 4.02 have not been satisfied; (v) at the time of such issuance (x) the Cash Collateral Agreement shall have ceased for any reason to be in full force and effect or (y) any L/C Lender or Loan Party shall so state in writing or (z) any Lien created by the Cash Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or (vi) at the time of such proposed L/C Extension there has been a drawing on any Letter of Credit outstanding hereunder for which the Borrowers have not made all payments required to be made by the Borrowers under Section 3.05.
(d)    Unless previously terminated, the L/C Commitments of each L/C Lender shall terminate and be reduced to zero on the L/C Termination Date.
(e)    Notwithstanding Section 3.01(c):
(i)    the Issuing Bank shall not, other than with the written consent of the Required L/C Lenders, issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit;
(ii)    the Issuing Bank shall not issue a Letter of Credit which includes a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods unless (x) the Required L/C Lenders have provided their written consent, (y) pursuant to the terms of the Letter of Credit, the Issuing Bank may notify the beneficiary thereof within the time period specified in such Letter of Credit (which shall not exceed ninety (90) days prior to the then-applicable expiration date), or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended, and (z) the Issuing Bank shall make such notification to the beneficiary as described in clause (y) above promptly upon request by the Required L/C Lenders.
Section 3.02    Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that the Issuing Bank issue a Letter of Credit for its account (on behalf of such Borrower or on behalf of any other Group Member) by delivering to the Issuing Bank and the Agent at their addresses for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the applicable Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Bank shall promptly notify the Agent of the issuance, extension or amendment of Letters of Credit and any drawings or other payments under Letters of Credit issued by the Issuing Bank. A request by a Borrower for issuance of a Letter of Credit may be subject to the effectiveness of an increase in the L/C Commitments of one of more L/C Lenders pursuant to Section 2.17.
Section 3.03    Fees and Other Charges.
(a)    The Borrowers shall pay to the Issuing Bank for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable monthly in arrears on the 3rd day subsequent to the last day of each month after the issuance date.
(b)    In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by the Issuing Bank, unless otherwise agreed.
Section 3.04    Letter of Credit Participations.
(a)    The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Bank to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Commitment Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued by the Issuing Bank and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Lender agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Lender shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Lender’s L/C Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed, provided that (x) in lieu of making any demands under this Section 3.04(a), the Issuing Bank may withdraw funds from such L/C Lender’s Lender Cash Collateral Account; or (y) so long as funds sufficient to pay such amount are in such L/C Lender's Lender Cash Collateral Account and are available to the Issuing Bank without stay or delay, such L/C Lender may satisfy any demands made under this Section 3.04(a) by the Issuing Bank, by directing the Issuing Bank to withdraw funds from such L/C Lender's Lender Cash Collateral Account, in each case, to satisfy such payment obligations in accordance with Section 4 of the Cash Collateral Agreement. The Issuing Bank shall give prompt notice of such withdrawal in accordance with the Cash Collateral Agreement. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Bank, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each L/C Lender shall only be obligated to make any such payment in Dollars (and not any foreign currency) in accordance with the provisions of Section 3.10 hereof.
(b)    If any amount required to be paid by any L/C Lender to the Issuing Bank pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Lender shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Lender pursuant to Section 3.04(a) is not made available to the Issuing Bank by such L/C Lender within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Lender, on demand, the Base Rate plus 5.25% per annum. A certificate of the Issuing Bank submitted to any L/C Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error, provided that (x) in lieu of making any demands under this Section 3.04(b), the Issuing Bank may withdraw funds from such L/C Lender’s Lender Cash Collateral Account; or (y) so long as funds sufficient to pay such amount are in such L/C Lender's Lender Cash Collateral Account and are available to the Issuing Bank without stay or delay, such L/C Lender may satisfy any demands made under this Section 3.04(b) by the Issuing Bank, by directing the Issuing Bank to withdraw funds from such L/C Lender's Lender Cash Collateral Account, in each case, to satisfy such payment obligations in accordance with Section 4 of the Cash Collateral Agreement. The Issuing Bank shall give prompt notice of such withdrawal in accordance with the Cash Collateral Agreement.
(c)    Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit issued by the Issuing Bank and has received from any L/C Lender its pro rata share of such payment in accordance with Section 3.04(a) or (b), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Lender its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be rescinded, restored or returned by the Issuing Bank upon the bankruptcy, insolvency or reorganization of any Person or otherwise, such L/C Lender shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it, provided, further, that if such L/C Lender (x) is an L/C Lender with respect to which an L/C Lender Insolvency Event has occurred and is continuing with respect to such L/C Lender or its Parent Company, or if such L/C Lender or its Parent Company has become the subject of a Bail-In Action, and (y) such L/C Lender has defaulted on its obligations to the Issuing Bank, then the Issuing Bank may apply any such proceeds first to such defaulted obligations and after such defaulted obligations are paid in full, pay any remainder to such L/C Lender.
Section 3.05    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 Noon on (i) the Business Day immediately following the day that the applicable draft is paid if Borrower receives notice of such draft on such day prior to 10:00 A.M. or (ii) if clause (i) above does not apply, the second Business Day immediately following the day that the draft is paid. Interest shall be payable on any such amounts from the date on which the relevant draft is drawn until paid at (x) until the Business Day next succeeding the date of the relevant drawing, a rate equal to the Base Rate plus 5.25% per annum, and (y) thereafter, at a rate per annum equal to the Base Rate plus 8.25%.
Section 3.06    Obligations Absolute. Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank that issued such Letter of Credit. Each Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit issued by the Issuing Bank or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of the Issuing Bank to such Borrower.
Section 3.07    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit issued by the Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
Section 3.08    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
Section 3.09    Use of Letters of Credit. The Letters of Credit shall be available (and each Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of Holdings and its Subsidiaries.

Section 3.10    Currency Equivalents Generally; Exchange Rates.

(a)    The Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and other Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date occurs. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Agent or the Issuing Bank, as applicable, in accordance with the first sentence of this clause (a). The Borrowers and the L/C Lenders will be promptly informed of the results of such calculations. Notwithstanding the foregoing, for purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances (excluding in connection with the matters referred to in clause (b) below) depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate, and the permissibility of actions taken under Section 6.02 shall not be affected by subsequent fluctuations in exchange rates; provided that if Permitted Refinancing Debt is incurred to refinance other Debt, and such Permitted Refinancing Debt would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Rate in effect on the Business Day immediately preceding the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of Permitted Refinancing Debt does not exceed the principal amount of such Debt being refinanced except as permitted hereunder.
(b)    Wherever in this Agreement in connection with any payment of any Obligations or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Obligation or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the Issuing Bank, as the case may be.
Section 3.11    Borrowers Cash Collateral.
(a)     If:
(i)    any Event of Default occurs and is continuing and the Required L/C Lenders require the Borrowers to Cash Collateralize the L/C Lender Exposure;
(ii)    an Event of Default set forth under Section 7.01(e) occurs and is continuing;
(iii)    for any reason, any Letter of Credit is outstanding at the time of termination in full of the L/C Commitments and backstop Satisfactory Letters of Credit are not in place;

(iv)    for any reason, any Letter of Credit is outstanding at the time that the aggregate L/C Lender Exposure exceed the L/C Commitments (including as a result of a reduction pursuant to Section 2.11) and backstop Satisfactory Letters of Credit are not in place; or
(v)    any Letter of Credit is outstanding at the time the Existing Credit Agreement or the Guarantee and Collateral Agreement is terminated, replaced or refinanced and backstop Satisfactory Letters of Credit are not in place, then the Borrowers shall at such time deposit in a cash collateral account maintained by the Agent, an amount equal to 102% of the aggregate L/C Lender Exposure (or, in the case of clause (iv), 102% of the amount of such excess), and shall do so not later than 2:00 P.M. on (x) in the case of the immediately preceding clause (i), (iii) or (iv), (1) the first Business Day immediately following the day that the Borrowers receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the second Business Day immediately following the day that the Borrowers receive such notice and (y) in the case of the immediately preceding clause (ii) or (v), the Business Day on which an Event of Default set forth under Section 7.01(e) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.
(b)    The Borrowers hereby grant to the Agent, for the benefit of the L/C Lenders, a security interest in all cash collateral accounts established pursuant to Section 3.11(a), and all cash deposited and all balances therein and all proceeds of the foregoing. Cash collateral held by the Agent pursuant to this Agreement (including pursuant to Article VII) may be invested in cash equivalents selected by the Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Requirements of Law, to reimburse the Issuing Bank, or, to the extent any L/C Lender has paid the Issuing Bank in respect of any amounts not reimbursed by the Borrowers pursuant to Section 3.04(a), to reimburse the L/C Lenders. To the extent the amount of any such cash collateral exceeds the then current amount of all L/C Lender Exposure and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any such cash collateral shall be refunded to the Borrowers.
Section 3.12    Replacement and Cancellation of Letters of Credit. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent that the Issuer Exposure exceeds the Aggregate L/C Commitments at any time, whether as a result of Section 2.11, the occurrence of the L/C Termination Date, or otherwise, and regardless of whether there are backstop Satisfactory Letters of Credit, the Borrowers shall use their reasonable best efforts to cause a replacement letter of credit to be issued, or other credit support or collateral to be provided to the applicable beneficiaries thereof and cause the Letters of Credit to be returned to the Issuing Bank and cancelled, such that after giving effect to all returns and cancellations pursuant to this sentence, the Issuer Exposure does not exceed the Aggregate L/C Commitments.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS
Section 4.01    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is conditioned upon satisfaction of the following conditions precedent:
(a)    The Agent’s receipt of the following, each of which shall be originals or pdf copies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party (or, in the case of this Agreement, the Cash Collateral Agreement and any other document, certificate or instrument required to be signed by the L/C Lenders, the signing L/C Lender), each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent:
(i)    this Agreement duly executed by each of Holdings, the Borrowers, the Agent, and the Lenders.
(ii)    The Reaffirmation Agreement duly executed by each Loan Party party to the Guarantee and Collateral Agreement;
(iii)    a duly executed Cash Collateral Agreement;
(iv)    all other Loan Documents to the extent reasonably requested by the Agent, each duly executed by the applicable Loan Parties;
(v)    the Perfection Certificate duly executed by each of Holdings and the other Loan Parties;
(vi)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party and each L/C Lender as the Agent may reasonably require evidencing (A) the authority of each Loan Party or L/C Lender to enter into this Agreement and the other Loan Documents to which such Loan Party or L/C Lender is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(vii)copies of each Loan Party’s and L/C Lender’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party or L/C Lender is duly organized or formed, and that each Loan Party or L/C Lender is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;
(viii)(A) An opinion of in house counsel to Holdings and of one or more special or local counsel to Holdings, the Borrowers, a nd the other Loan Parties, addressed to the Agent and each Lender as to such matters as the Agent may reasonably request and (B) an opinion of counsel to the L/C Lenders, addressed to the Agent and Issuing Bank as to such matters as the Agent may reasonably request;
(ix)    a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied, (B) to the Solvency of the Loan Parties, taken as a whole, as of the Effective Date after giving effect to the transactions contemplated hereby, (C) that the Perfection Certificate is true and correct in all material respects, and (D) that attached to such certificates are the true and correct executed copies of the Guarantee and Collateral Agreement and the Existing Intercreditor Agreement;
(x)    results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 6.02(a);
(xi)    such other customary certificates, documents or consents as the Agent reasonably may require; and
(xii)the Existing Agent Acknowledgement and Consent, duly executed by the Existing Agent and Holdings, and the Borrowers.
(b)    The conditions set forth in Section 4.02 (other than clause (v) thereof) shall be satisfied.
(c)    There shall have been no event or circumstance since January 30, 2016 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(d)    All fees required to be paid to the Agent on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.
(e)    The Borrowers shall have paid all costs and expenses of the Agent (to the extent set forth in Section 9.04(a)) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent, to the extent invoiced prior to or on the Effective Date; provided that such payment shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent.
Section 4.02    Conditions Precedent to Each Issuance of a Letter of Credit. The obligation of the Issuing Bank to issue a Letter of Credit on any date shall be subject to the conditions precedent that the effectiveness of this Agreement shall have occurred and on the date of such L/C Extension the following statements shall be true (and each Application for a Letter of Credit shall constitute a representation and warranty by the applicable Borrower that on the date of such Application such statements are true):

(i)    the representations and warranties made by (x) each Loan Party in or pursuant to the Loan Documents and (y) by the L/C Lenders in Section 5.02 hereof in or pursuant to the Cash Collateral Agreement or any Assignment and Acceptance, assumption, joinder or similar agreement pursuant to which such L/C Lender becomes a party hereto, in each case, are true and correct on and as of such date in all material respects, before and after giving effect to such L/C Extension, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(ii)    no event has occurred and is continuing, or would result from such L/C Extension, that constitutes a Default or an Event of Default;
(iii)    after giving effect to such L/C Extension, no Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes) shall result therefrom;
(iv)    the Issuing Bank and Agent shall have received a certificate from each L/C Lender executed by an Authorized Officer of such L/C Lender confirming the accuracy of such L/C Lender’s representations and warranties as set forth in Section 4.02(i)(y) above;
(v)    the Issuer Exposure shall not exceed the L/C Commitments, and the aggregate amount on deposit in the Lender Cash Collateral Accounts shall not be less than 102% of the Issuer Exposure, in each case, after giving effect to such L/C Extension; and
(vi)    if the Letter of Credit to be issued is of the type described in Section 3.01(e)(i) or (e)(ii) the Issuing Bank and the Agent shall have received an instruction letter from the Required L/C Lenders requiring the Issuing Bank to issue such Letter of Credit; provided that by executing and delivering this Agreement, the Required L/C Lenders hereby direct the Issuing Bank to issue a Letter of Credit in the amount of $200,000,000 contemplated to be issued to the party previously disclosed by the Borrowers to the Issuing Bank, on or about the Effective Date, pursuant to Section 3.01(e).
The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required L/C Lenders otherwise direct the Agent to cease issuing Letters of Credit, the L/C Lenders will participate in all Letters of Credit whenever issued, which are requested by a Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Agent acting in the interests of the Credit Parties, provided, however, the issuance of any such Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01    Representations and Warranties of the Borrowers. Holdings and the Borrowers hereby jointly and severally represent and warrant as follows:
(a)    Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and (x) will not result in a breach of any of the terms and provisions of, or constitute a default under, the Existing ~~ABL~~ Credit Agreement, and (y) do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.
(d)    Each Loan Document has been duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(e)    The consolidated balance sheet of Holdings and its Subsidiaries as at January 30, 2016, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
(f)    Since January 30, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g)    There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.
(h)    Following each L/C Extension, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(i)    No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(j)    All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.
(k)    All written factual information heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent or any Lender (including the Perfection Certificate) for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified; provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(l)    (i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Collateral, DC or Related Intellectual Property is subject to any Lien except as permitted by Section 6.02(a).
(m)    Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

(n)    Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination of a Single Employer Plan has occurred. Except as set forth on Schedule 5.01(n), no Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification. Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.
(o)    Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental

Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(p)    The Guarantee and Collateral Agreement is effective to create in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the ABL Collateral described therein and proceeds thereof. The Guarantee and Collateral Agreement constitutes, to the extent a security interest can be perfected by filing the UCC financing statements specified on Schedule 5.01(p) and by executing the control agreements described on Schedule 5.01(p), a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the ABL Collateral and the proceeds thereof, as security for the ABL Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except Liens permitted by Section 6.02(a) which by operation of law would have priority over the Liens securing the ABL Obligations). Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Agent for the benefit of the L/C Lenders and the Issuing Bank, a legal, valid and enforceable second lien, subject to Permitted Liens, security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Collateral subject thereto and the proceeds thereof, and when the Mortgages have been filed in the appropriate filing or recording office in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Real Estate Collateral and the proceeds thereof, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.
(q)    The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.
(r)    The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.
(s)    As of the Effective Date, the copies of the organization and governing documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.
(t)    As of the Effective Date, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(t) (as updated by the Borrowers from time to time) (i) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of the Permitted Holder. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(u)    No broker or finder brought about the obtaining, making or closing of the transactions contemplated by this Agreement and the other Loan Documents, and, other than amounts payable pursuant to the Fee Letter, no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
(v)    No Loan Party has any obligation to any Permitted Holder with respect to any consulting, management or similar fee; provided, that, for the avoidance of doubt, the foregoing shall not apply to (i) any arrangement disclosed in Holdings’ annual report on form 10-K for the fiscal year ended January 30, 2016; (ii) any employment arrangement between any Loan Party and an individual Person who is also an employee of a Permitted Holder, so long as such employment arrangements are (x) on terms that are fair and reasonable and comparable to terms provided to employees in comparable positions for companies of a comparable size and no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an employee of a Permitted Holder and (y) in the case of any officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) or director of Holdings, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 10.0% of Holdings’ equity interests or any Person that ranks in the top five in compensation among all employees of the Loan Parties, approved by a majority of disinterested members of the board of directors of Holdings in good faith; or (iii) any obligation arising from any financial advisory, financing or underwriting services or other investment banking activities provided by a Permitted Holder so long as (x) such services directly relate to and are provided in conjunction with an acquisition or divestiture or other specific transaction conducted outside the ordinary course of business, (y) such services are on terms that are fair and reasonable and comparable to terms provided by independent financial advisory, financing or underwriting service provider or other investment banking service providers and (z) compensation for such services are approved by a majority of disinterested members of the board of directors of Holdings in good faith.
(w)    To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No Letter of Credit or any part of any drawing thereunder will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.
(x)    None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (x), a “Person”) that is, or is owned or controlled by Persons that are the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Iran, North Korea, Sudan, Crimea, Cuba and Syria). The Loan Parties will not, directly or, to their knowledge, indirectly, use or permit to be used any Letter of Credit or any part of any drawing thereunder or lend, contribute or otherwise make available the proceeds thereof to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.
(y)    (i) This Agreement, each Letter of Credit, and all Obligations under the Loan Documents are Bank Products and “Bank Products” as defined in the Existing Intercreditor Agreement, (ii) this Agreement and each Letter of Credit is an Other LC Facility, (iii) the Obligations are “Borrower Obligations” and “Guarantor Obligations” as defined in the Guarantee and Collateral Agreement, and (iv) the Obligations are “ABL Obligations” as defined in the Existing Intercreditor Agreement.
(z)    No Loan Party is an EEA Financial Institution.
(aa)    Except for this Agreement, each Letter of Credit and all Obligations under this Loan Documents, and except as set forth on Schedule 5.01(aa), none of the Loan Parties have any Bank Products or Cash Management Services.
Section 5.02    Representations and Warranties of the Lenders. Each of the L/C Lenders represents and warrants to the Borrowers that it is a “Lender” or an “Affiliate of a Lender” (in each case, as defined in the Existing Credit Agreement).

ARTICLE VI
COVENANTS
Section 6.01    Affirmative Covenants. So long as any L/C Lender Exposure is outstanding, each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:
(a)    Compliance with Laws, Etc. Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with ERISA and Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Holdings, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
(c)    Maintenance of Insurance. At all times comply with the insurance requirements set forth in Section 6.01(c) of the Existing Credit Agreement, and each other insurance requirement set forth in each other ABL Loan Document, each as in effect on the Effective Date.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises; provided that (i) Holdings, the Borrowers and their Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(b); (ii) neither Holdings nor the Borrowers nor any of their Subsidiaries shall be required to preserve or maintain the corporate existence of any Subsidiary (other than Sears, SRAC, Kmart Corp. or any Material Subsidiary Guarantors) if the Board of Directors of the parent of such Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to the Borrowers, Sears, any Material Subsidiary Guarantor, such parent or the Lenders; (iii) Sears shall not be required to preserve or maintain the corporate existence of SRAC; provided that in the event SRAC is dissolved, merged with or into Holdings or any Subsidiary of Holdings or otherwise ceases to exist, then Sears shall or shall cause a direct wholly owned Domestic Subsidiary of Sears to, execute and deliver to the Agent an assumption agreement with respect to SRAC’s obligations under the Loan Documents in form and substance reasonably satisfactory to the Agent and such other officer certificates, legal opinions, financing statements (if applicable) and documentation as the Agent reasonably requests; (iv) none of Holdings, the Borrowers or any of Material Subsidiary Guarantors shall be required to preserve any right or franchise of any Subsidiary

(other than a Material Subsidiary Guarantor) if the Board of Directors of Holdings, such Borrower or such Material Subsidiary Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to Holdings, the Borrowers, such Material Subsidiary Guarantor or the Lenders and (v) no Subsidiary Guarantor which is not a Material Subsidiary Guarantor shall be required to preserve or maintain its corporate existence if (A) no Default or Event of Default has occurred and is continuing, and (B) such Subsidiary Guarantor is merged or liquidated into another Subsidiary Guarantor; provided that contemporaneously with the occurrence of any of the actions permitted to be taken pursuant to clauses (i) – (v) above, the Borrowers shall furnish to the Agent an updated Borrowing Base Certificate.
(e)    Inspection Rights. In addition to the Agent’s rights under Section 6.01(k) hereof, subject to reasonable confidentiality limitations and requirements imposed by Holdings or the Borrowers due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default or an Event of Default has occurred and is continuing), permit the Agent or any of the Lenders or any agents or representatives thereof, at the Lenders’ expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings, the Borrowers and any of their Subsidiaries, and to discuss the affairs, finances and accounts of Holdings, the Borrowers and any of their Subsidiaries, as the case may be, with any of their officers or directors and with their independent certified public accountants.
(f)    Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers and each such Subsidiary in accordance with GAAP in effect from time to time.
(g)    Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(h)    Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings, the applicable Borrower or their respective Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) as required by any applicable Requirement of Law, (ii) so long as no Default or Event of Default has occurred and is continuing, transactions between or among the Loan Parties and any of their Subsidiaries, to the extent not prohibited hereunder, or (iii) if a Default or Event of Default has occurred and is continuing, transactions in the ordinary course of business between or among the Loan Parties and any of their Subsidiaries and transactions between or among Loan Parties, to the extent not prohibited hereunder; provided, that the foregoing shall not prohibit (x) any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business or (y) any transactions in effect on the "Effective Date" (as defined in the Existing Credit Agreement as in effect on the Effective Date).

(i)    Further Assurances.
(i)    At all times comply with the further assurances requirements set forth in Section 6.01(i) of the ~~Existing~~Amended Credit Agreement, and each other further assurance or similar requirement set forth in each other ABL Loan Document, each as in effect on the Amendment No. 1 Effective Date.
(ii)     With respect to any (i) ABL Collateral acquired after the Effective Date by any Group Member that is or is required to become a Loan Party hereunder and (ii) any property required to become subject to a perfected Lien in favor of the Co-Collateral Agents pursuant to the Existing Credit Agreement, promptly (i) execute and deliver to the Co-Collateral Agents such amendments to the Guarantee and Collateral Agreement or such other documents as the Agent may reasonably request in order to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Agent, may reasonably request to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Agent and the delivery of blocked account and other control agreements as may be reasonably requested by the Agent.
(iii)    With respect to any new Domestic Subsidiary (other than any Credit Card Royalty Securitization Subsidiary) which is created or acquired after the Effective Date by any Group Member and which owns any ABL Collateral, promptly cause such new Domestic Subsidiary to (i) become a party to the Guarantee and Collateral Agreement, (ii) take such actions as the Agent, may reasonably request to grant to the Co-Collateral Agents for the benefit of the Credit Parties a security interest, with the priority and perfection required herein, in the ABL Collateral held by such new Domestic Subsidiary, including, to the extent applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Agent and the delivery of blocked account and other control agreements, (iii) if requested by the Agent, deliver to the Agent an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Agent, and (iv) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.
(iv)    In the event the Borrowers or the other Loan Parties open a new deposit account in which funds of any of the Loan Parties are concentrated, or commence concentrating funds in an existing deposit account that is not subject to a control agreement, at the request of the Agent, the Borrowers shall deliver or cause to be delivered to the Co-Collateral Agents with a copy to the Agent a control agreement reasonably satisfactory in form and substance to the Agent with respect to such account.
(v)    In the event that the ABL Collateral owned by Private Brands, Ltd. at any time exceeds $50,000,000, if requested by the Agent, deliver to the Agent legal opinions with respect to perfection of the Co-Collateral Agents’ Liens and such other matters as the Agent may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.
(vi)    As promptly as practicable, and in any event (A) with respect to real property that falls within clause (a) of the definition of Real Estate Collateral, within 30 days after the Effective Date and (B) with respect to any real property that falls within clause (b) of the definition of Real Estate Collateral, 30 days after the date on which such real property becomes subject to a Mortgage securing the December Real Estate Loan, or in each case, such other date as may be reasonably agreed in writing between the Borrowers and the Required L/C Lenders, the Borrowers shall, and shall cause each other Loan Party to (i) deliver Flood Compliance Documents (as applicable) for each Real Estate Collateral in compliance with the Flood Laws, (ii) deliver a title search lien report from a nationally recognized title insurance company for each real property that is Real Estate Collateral, (iii) deliver to a title company reasonably acceptable to the Agent an original fully assembled Mortgage with respect to each real property that is Real Estate Collateral duly executed, acknowledged and witnessed and delivered by the record owner of such real property that is Real Estate Collateral in escrow with the only condition of release to the Agent being notice by the Agent to such title company of the compliance with subsection (i) hereof, (iv) take actions as reasonably requested by the mortgagee or beneficiary under the Mortgage to permit it or its agent to make all appropriate filings in the recording offices in any relevant jurisdictions, such that the Mortgages will constitute a fully perfected second lien, subject to Permitted Liens, security interest in all right, title and interest of the mortgagors in the Real Estate Collateral, including, the payment of funds sufficient to pay applicable mortgage tax or other recording charge or amounts necessary for the recording of the Mortgage, (v) provide confirmation from local counsel or the title insurance company in each jurisdiction that the form of the Mortgage is in a form sufficient for recording in the applicable jurisdiction, and (vi) deliver such other instruments, documents or take other actions to as reasonably requested by the L/C Lenders in connection with the satisfaction of the delivers pursuant to this subsection (vi), provided that, the Required L/C Lenders may waive the requirements of clauses (iii) – (vi) of this Section 6.01(i)(vi), including the requirement to deliver Mortgages with respect to any Property or all of the Properties upon written notice to the Borrowers (and, for the avoidance of doubt, without requiring the consent or approval of the Agent or Issuing Bank).
(vii)On or prior to the date that a Domestic Subsidiary of Holdings that is not a Loan Party executes and delivers a Mortgage, the Loan Parties shall cause such Domestic Subsidiary to (i) become a Subsidiary G uarantor by completing a guarantee agreement in form and substance reasonably satisfactory to the Agent, (ii) if requested by the Agent or the Required L/C Lenders, deliver to the Agent and/or Required L/C Lenders an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Agent and Required L/C Lenders, and such other documents that are consistent with those delivered pursuant to Section 4.01, and (iii) if requested by the Agent or Required L/C Lenders, deliver to the Agent and/or Required L/C Lenders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent and Required L/C Lenders.
(j)    Reporting Requirements. Furnish to the Agent:
(i)    as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit B, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (i)(a) by delivery, in the manner provided in Section 9.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the SEC);
(ii)    as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, (a) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing (b) a consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, and (c) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit B, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (ii)(a) by delivery, in the manner provided in Section 9.02(b), of its annual report on form 10-K (or any successor form), as filed with the SEC);
(iii)    concurrently with the delivery of each Borrowing Base Certificate to the Existing Agent pursuant to the terms of the Existing Credit Agreement (and in any event within 10 Business Days of the end of each fiscal month or, upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, no later than Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day)), a copy of such Borrowing Base Certificate;
(iv)    promptly and in any event within five days after any Authorized Officer of Holdings or any Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Borrower setting forth details of such Default or Event of Default and the action that Holdings or such Borrower has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings, the Borrowers or any of their Subsidiaries of the type described in Section 5.01(g);
(vii)as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings for Holdings and its domestic Subsidiaries in form satisfactory to the Agent and containing information reasonably required by the Agent;
(viii)(A) contemporaneously with the delivery of the reports required pursuant to clauses (i) and (ii) above, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Agent) setting forth the estimated Unfunded Pension L iability of Holdings and its Subsidiaries, and (B) promptly after receipt thereof by the Loan Parties, a copy of the funded status report received from the Loan Parties’ actuaries with respect to amounts to be funded under the Loan Parties’ Pension Plan;
(ix)    promptly, notice of any event that the Loan Parties reasonably believes has resulted in a Material Adverse Effect;
(x)    concurrently with the delivery thereof to the Existing Agent or any Co-Collateral Agent, copies of all reports, certificates, notices and other information delivered to the Existing Agent or any Co-Collateral Agent in connection with the ABL Loan Documents;
(xi)    during the continuance of an Accelerated Borrowing Base Delivery Event, as soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such month and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit B, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP; and
(xii)such other information respecting Holdings, the Borrowers or any of their Subsidiaries, or the Borrowing Base as the Agent or any Lender through the Agent may from time to time reasonably request.
Reports and financial statements required to be delivered by the Borrowers pursuant to clauses (i)(a), (ii)(a) and (v) of this subsection (j) shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge.
(k)    Collateral Monitoring and Review. Upon the request of the Required L/C Lenders, after reasonable notice and during normal business hours, permit the Agent or professionals (including, consultants, accountants, and/or appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Loan Parties’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, related to the calculation of the Borrowing Base. The Borrowers shall pay the reasonable out-of-pocket fees and expenses of the Agent (including, without limitation, the reasonable charges of professionals) in connection with two inventory appraisals and two commercial finance examinations each fiscal year (which the Agent shall be obligated to undertake for the benefit of the Credit Parties), in each case to the extent requested by the Required L/C Lenders. Notwithstanding the foregoing, the Agent may cause (i) additional appraisals and commercial finance examinations to be undertaken (A) as it in its Permitted Discretion deems necessary or appropriate, at its own expense, and (B) if required by applicable law or if a Default or an Event of Default has occurred and is continuing, in each case, at the expense of the Borrowers. Any inventory appraisal or commercial finance examination requested by the Agent shall be scheduled at such time as the Agent, in consultation with the Borrowers, may agree in order to minimize any disruption to the conduct of the Borrowers’ business.
(l)    Landlord Waivers, Access Agreements and Customs Broker Agreements. At all times comply with the requirements set forth in Section 6.01(l) of the Existing Credit Agreement, and each other similar requirement set forth in each other ABL Loan Document, each as in effect on the Effective Date.
(m)    Cash Management. At all times comply with the cash management requirements set forth in Sections 6.01(i) and (m) of the Existing Credit Agreement, and each other cash management requirement set forth in each other ABL Loan Document, each as in effect on the Effective Date.
(n)    Liens on Non-Collateral Assets. At all times comply with the requirements set forth in Section 6.01(n) of the Existing Credit Agreement, and each other similar requirement set forth in each other ABL Loan Document, each as in effect on the Effective Date.
(o)    Physical Inventories. Cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Loan Parties, in each case consistent with past practices (but in no event less frequently than one physical inventory per fiscal year), conducted by such inventory takers and following such methodology as is consistent with the immediately preceding inventory or as otherwise may be satisfactory to the Agent in its Permitted Discretion. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Loan Parties, within five (5) days following the completion of any such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(p)    Obligations and Loan Documents are Bank Products and an Other LC Facility. Ensure that at all times (i) this Agreement, each Letter of Credit, and all Obligations under the Loan Documents are Bank Products and “Bank Products” as defined in the Existing Intercreditor Agreement, (ii) this Agreement and each Letter of Credit is an Other LC Facility, (iii) the Obligations are “Borrower Obligations” and “Guarantor Obligations” as defined in the

Guarantee and Collateral Agreement, and (iv) the Obligations are “ABL Obligations” as defined in the Existing Intercreditor Agreement.
Section 6.02    Negative Covenants. So long as any L/C Lender Exposure is outstanding, each of Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to:
(a)    Liens, Etc. Create or suffer to exist any Lien upon property of Holdings, the Borrowers or any Domestic Subsidiary constituting Collateral or any Related Intellectual Property, other than:
(i)    Permitted Liens,
(ii)    the Liens existing on the "Effective Date" (as defined in the Existing Credit Agreement as in effect on the Effective Date) and set forth in the Perfection Certificate,
(iii)    the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or on the same property theretofore subject thereto (and on any additions to any such property and in any property taken in replacement or substitution for any such property), or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,
(iv)    to the extent any Liens permitted by clause (ii) above are terminated (and not replaced, extended or renewed in accordance with clause (iii) above), Liens not otherwise permitted by clause (iii) above securing Debt in an amount up to the amount of Debt secured by such terminated Liens; provided that (A) any such Lien (and the Debt secured thereby) shall be incurred no later than ninety (90) days after the termination of the Lien permitted by clause (ii) above, and (B) any such Lien shall be granted on the same property (and on any additions to such property or any property taken by the Loan Parties in replacement or substitution for such property) as the terminated Lien,
(v)    Liens on Related Intellectual Property with Persons that have entered into an agreement, reasonably satisfactory to the Co-Collateral Agents, acknowledging the limited license granted to the Co-Collateral Agents in such trademarks or trade names pursuant to the ABL Loan Documents and agreeing to abide by, and not interfere with, such limited license; ~~and~~
(vi)    Liens on the Collateral (other than the Real Estate Collateral) to secure (A) the Existing Second Lien Notes, the Existing Second Lien Term Loan and any Permitted Refinancing Debt with respect to either of them and (B) additional Debt of the Borrowers for borrowed money in an aggregate principal amount not to exceed, at any time outstanding, the difference between $2,000,000,000 and the principal amount of Debt outstanding pursuant to the preceding clause (A), provided, that, (1) no Default or Event of Default then exists or would arise from the incurrence of such Debt or the granting of such Lien, (2~~) in the case of clause (B) only, the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap immediately after giving effect~~

~~to the incurrence of such Debt, (3~~) such Lien shall be subordinate to the Lien of the Co-Collateral Agents and the holder of such Lien shall have entered into an intercreditor agreement substantially in the form of the Existing Intercreditor Agreement, or such other form as the Co-Collateral Agents may reasonably agree, (~~4~~3) if the Debt secured by such Liens is secured by both Collateral and by property and assets of any Loan Party which do not constitute Collateral, the Co-Collateral Agents shall have obtained a Lien on such property and assets that do not otherwise constitute Collateral to secure the Obligations, subordinate to the Lien of the holder of such Debt pursuant to an intercreditor agreement substantially in the form of the Existing Intercreditor Agreement, or such other form as the Co-Collateral Agents may reasonably agree, and (~~5~~4) the documentation granting such Lien shall be in form and substance reasonably satisfactory to the Co-Collateral Agents in their Permitted Discretion; and
(vii)Liens arising under or in connection with a Credit Card Royalty Securitization; provided that any Liens granted by a Loan Party pursuant to this clause (vii) shall be limited to Credit Card Program Assets.
(b)    Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary of Holdings may merge into Holdings or any other Subsidiary of Holdings (provided that (A) if Kmart Corp. is a party to such merger, such merger shall be with Holdings, Kmart or a direct Subsidiary of Kmart Corp. and Kmart Corp. shall be the continuing or surviving entity, (B) if any Subsidiary Guarantor is a party to such merger (other than with a Borrower or Holdings), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor and (C) if SRAC is a party to such merger, then Sears shall comply with the requirements of Section 6.01(d)), (iii) any Subsidiary of Holdings other than the Borrowers may sell, transfer, lease or otherwise dispose of its assets to any Borrower, to Holdings or to a Subsidiary of Holdings (provided that if such sale or transfer includes Collateral and the transferee is not the Borrower or Holdings, the transferee shall be a Subsidiary Guarantor), (iv) any Subsidiary of Holdings other than the Borrowers or Sears may sell, transfer, lease or otherwise dispose of its assets to a Person that is not a Subsidiary or merge with a Person that is not a Subsidiary, in each case pursuant to a Permitted Disposition, (v) any Subsidiary of Holdings other than the Borrowers, Sears or any Material Subsidiary Guarantor (except, in the case of SRAC, as provided in Section 6.01(d)) may liquidate or dissolve if Holdings and the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors and their Subsidiaries and is not disadvantageous in any material respect to Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors or the Lenders; provided, that a Material Subsidiary Guarantor may liquidate or dissolve into a Person that is a Subsidiary of Holdings immediately prior to such liquidation or dissolution, if the continuing or surviving entity is or shall become a Subsidiary Guarantor in accordance with Section 6.01(i), ~~and~~ (vi) Holdings or any Subsidiary of Holdings may merge with a Person that is not a Subsidiary of Holdings immediately prior to such merger if, in the case of any merger involving Holdings, a Borrower or a Subsidiary Guarantor, Holdings, such Borrower or such Subsidiary Guarantor, as applicable, is the continuing or surviving entity or, in the case of any merger involving a Subsidiary Guarantor, the continuing or surviving entity shall become a Subsidiary Guarantor in accordance with Section 6.01(i) and (vii) any Credit Card Royalty Securitization Subsidiary may sell or otherwise finance or Dispose of the assets subject to the Credit Card Royalty Securitization; provided that contemporaneously with (x) the occurrence of any of the actions permitted to be taken pursuant to the foregoing clauses (i) through (vi) of this clause (b) or (y) the consummation of a Credit Card Royalty Securitization, the Borrowers shall furnish to the Agent an updated Borrowing Base Certificate.
(c)    Acquisitions. Make any Acquisition.
(d)    Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (A) Holdings may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (B) Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrowers or another wholly owned Subsidiary of any Borrower and (C) non-wholly-owned Subsidiaries may declare and pay dividends to the holders of their equity interests other than a Group Member on a ratable basis.
(e)    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien in favor of (i) the Co-Collateral Agents upon the ABL Collateral (including assets which become Collateral pursuant to Section 6.01(n)) or (ii) the Agent upon the Collateral (other than ABL Collateral), in each case whether now owned or hereafter acquired, other than any agreement relating to any Lien on cash and cash equivalents not prohibited by Section 6.02(a).
(f)    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings other than a Loan Party to (a) make Restricted Payments in respect of any equity interests of such Subsidiary held by, or pay any indebtedness owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other investments in, Holdings or any other Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary that is permitted by the terms of this Agreement; (iii) the provisions contained in any agreement governing Debt existing as of the Effective Date (and in any refinancing of such Debt that is permitted by the terms of this Agreement so long as no more restrictive than those contained in the respective agreement governing such existing Debt); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (vii) any agreement or instrument governing acquired debt, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of assets securing purchase money obligations and Capital Lease Obligations; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations, (xi) restrictions in respect of the REMIC Certificates and the real property assets related thereto, the Intellectual Property held by KCD IP, LLC and any proceeds of the foregoing, ~~and (xii~~(xii) restrictions governing a Subsidiary of Holdings in connection with a Credit Card Royalty Securitization and (xiii) such other restrictions as the Borrowers and the Agent may agree.
(g)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.
(h)    Collateral Coverage Event. Permit or suffer to exist a Collateral Coverage Event.
(i)    Dispositions. Make any Disposition except Permitted Dispositions.
(j)    Debt; Prepayment of Debt.
(i)    Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any Debt, except Permitted Debt; and
(ii)    Prepay any Debt other than (A) ~~ABL Advances~~(x) ABL Advances or (y) to the extent required to be prepaid pursuant to the terms of the Amended Credit Agreement, other Debt outstanding under the Amended Credit Agreement); provided that any prepayment under this clause (ii)(A)(y) made from Designated Transaction Proceeds shall reduce the capacity under clause (ii)(C) by an equal amount, (B) any other Debt with the proceeds of Permitted Refinancing Debt with respect thereto or (C) in an amount up to the amount of Designated Transaction Proceeds received by the Loan Parties on or after the date hereof in respect of which the L/C Commitments are not automatically reduced in accordance with Section 2.11. For the avoidance of doubt, the Borrowers shall be required to comply with Section 2.11 notwithstanding any prepayment of Debt using Designated Transaction Proceeds or otherwise.
(k)    Investments. Make any Investments, except Permitted Investments.
(l)    Store Closings. Close more than 250 full line Sears or Kmart Stores in any fiscal quarter or more than 500 full line Sears or Kmart Stores in any four consecutive fiscal quarters without the consent of the Agent, such consent not to be unreasonably withheld and/or fail to comply with the requirements of the definition of Store Closure Sale when and as applicable.
(m)    Existing Credit Agreement and ABL Loan Documents.
(i)    Without the prior written consent of the Issuing Bank, the Agent and the Required L/C Lenders, enter into, request or permit to exist any amendment, restatement, replacement, supplement or other modification to, or waiver of, any provision of any ABL Loan Document, in each case that would (A) increase any advance rate percentage set forth in the definition of “Borrowing Base”, (B) amend, restate, supplement, modify or waive the definition of “Bank Products”, “Other L/C Facility” or Section 6.01(i) or (n) of the Existing Credit Agreement and any related definitions thereto, (C) amend, restate, supplement, modify or waive any provision of the Guaranty and Collateral Agreement, including any definition used therein that is defined by reference to the Existing Credit Agreement, (D) amend, restate, supplement, modify or waive any provision of the Existing Intercreditor Agreement, except in the case of this clause (D) ministerial amendments in connection with the addition or removal of Debt facilities subject thereto, (E) release all or substantially all of the “Collateral” (as defined in the Existing Credit Agreement) or release all or substantially all of the guarantors from their obligations under, or all or substantially all of the value of the guarantees under, the Guarantee and Collateral Agreement, or (F) except as expressly permitted under the Existing Credit Agreement or the “Loan Documents” (as defined in the Existing Credit Agreement), subordinate the Liens granted under the Existing Credit Agreement or under the other “Loan Documents” (as defined in the Existing Credit Agreement), to any other Lien; or amend Section 9.01 of the Existing Credit Agreement;
(ii)    Request any increases to any commitments under, or request that any additional term loans be made pursuant to any ABL Loan Document, otherwise exercise any rights under Section 2.19 of the Existing Credit Agreement, or enter into any agreement the effect of which would increase the commitments under, or result in the incurrence of additional term loans pursuant to, any ABL Loan Document;
(iii)    Request any FILO Facility (as defined in the Existing Credit Agreement), or otherwise exercise any rights under, Section 2.20 of the Existing Credit Agreement, or enter into any agreement the effect of which would establish a FILO Facility, or result in the incurrence of additional loans pursuant to a FILO Facility under any ABL Loan Document;
(iv)    Terminate, refinance in full or replace the Existing Credit Agreement unless the Obligations have been paid in full and the aggregate L/C Lender Exposure is reduced to zero; and

(v)    Enter, incur or otherwise become a party to any other Bank Products or Cash Management Services, other than Cash Management Services incurred in the ordinary course of business.
Section 6.03    Financial Covenant. During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal month of Holdings to be less than 1.0 to 1.0.

 ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Any Borrower shall fail to pay (i) any principal of any Reimbursement Obligation when the same becomes due and payable, or (ii) any interest on any Reimbursement Obligation or any fees, or any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (ii), within three (3) days after the same becomes due and payable; provided, that no Event of Default shall occur under this clause (a), if (i) the Issuing Bank has reimbursed itself using funds on deposit in the Lender Cash Collateral Accounts pursuant to Section 3.04(b), (ii) there are no drawings that have not either been reimbursed by the Borrowers or by using funds in the Lender Cash Collateral Accounts, and (iii) the obligation to issue additional Letters of Credit has been terminated unless one or more of the L/C Lenders whose cash collateral was so applied shall have notified the Borrowers that it has elected to treat such occurrence as an Event of Default; or
(b)    Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.11, 3.11, 3.12, 6.01(d), (e), (h), (j) (other than 6.01(j)(viii)), (k), (m), or (p), 6.02, or 6.03 of this Agreement or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender; or
(d)    Any Group Member shall fail to pay principal under the Existing Credit Agreement or of at least $50,000,000 on any other Debt that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and, other than with respect to the ABL Loan Documents, such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any ABL Loan Document, or any other agreement or instrument relating to any other Debt that is outstanding in a principal amount of at least $50,000,000, and shall continue after the applicable grace period, if any, specified in such ABL Loan Document or such other agreement or instrument, if the effect of such event or condition is to accelerate the maturity of or terminate the commitments in respect of the Debt under the ABL Loan Documents or such other Debt; or the Debt under the Existing Credit Agreement or any other such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted in an amount of (other than in the case of Debt under the Existing Credit Agreement) at least $50,000,000 (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets), in each case prior to the stated maturity thereof; or
(e)    Any Group Member shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Group Member shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    A judgment or order for the payment of money in excess of $50,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the equity Securities of Holdings entitled to vote for members of the Board of Directors than the Permitted Holders shall, collectively, beneficially own; or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of Sears and Kmart; or
(h)    (i) Any Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or (iv) the PBGC shall have filed a notice of Lien; or
(i)    Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so state in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, including as a result of the failure to comply with Section 5.4 of the Guarantee and Collateral Agreement; or
(j)    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing;
then, and in any such event, the Agent, at the request of the Required L/C Lenders shall, take any or all of the following actions upon notice to the Borrowers: (i) declare the L/C Commitment of each L/C Lender and the commitment of the Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate; and (ii) declare all amounts payable under this Agreement and the other Loan Documents (including all amounts of the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Bankruptcy Code or any other Event of Default under Section 7.01(e), (A) the L/C Commitment of each Lender shall automatically be terminated and (B) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph or for which the outstanding amount of any drawing under any Letters of Credit (including any taxes, fees, charges and other costs and expenses incurred by the Issuing Bank in connection therewith) have not then been fully reimbursed or discharged by the Borrowers pursuant to Section 3.05, the Borrowers shall at such time deposit in a cash collateral account maintained by the Agent, an amount equal to 102% of the L/C Obligations with respect to all such Letters of Credit and all other Reimbursement Obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit and the other Reimbursement Obligations, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon and all Reimbursement Obligations fully reimbursed or discharged, if any, shall be applied to repay other Obligations hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

ARTICLE VIII
THE AGENT
Section 8.01    Appointment. Each Lender hereby irrevocably designates and appoints Bank as Agent under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, or (ii) implement the provisions of Section 8.12, and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
Section 8.02    Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 8.03    Exculpatory Provisions. No Agent (for purposes of this Article VIII, “Agent” and “Agents” shall mean the collective reference to the Agent and any other Lender designated as an “Agent” for purposes of this Agreement, including any lead arrangers, syndication agent or documentation agent) nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct); or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder; provided that the Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or any Requirement of Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
Section 8.04    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required L/C Lenders as they deem appropriate or they shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by them by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required L/C Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future L/C Lenders and all future holders of the Reimbursement Obligations.
Section 8.05    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required L/C Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.06    Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees,

agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 8.07    Reports and Financial Statements. By signing this Agreement, each Lender:
(a)    is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);
(b)    expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(d)    agrees to keep all Reports confidential in accordance with the provisions of this Agreement; and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender or Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in any Letter of Credit, or the indemnifying Lender’s purchase of, a Reimbursement Obligation; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender or Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent and any such other Lender or Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 8.08    Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective L/C Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the L/C Commitments of any L/C Lender shall have terminated, in accordance with such L/C Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment Reimbursement Obligations) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the L/C Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable under the Loan Documents.
Section 8.09    Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Agent were not an Agent. With respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as the Issuing Bank or L/C Lender, as applicable, and may exercise the same as though it were not an Agent, and the terms “Issuing Bank”, “Lender” and “Lenders” shall include the Agent in its individual capacity.
Section 8.10    Successor Agent.
(a)    The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required L/C Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Required L/C Lenders and the Borrowers (unless an Event of Default shall have occurred and be continuing), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of Reimbursement Obligations. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder, until such time, if any, as the Required L/C Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article VIII and Sections 9.04, 9.09, 9.11 and 9.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
Section 8.11     [Reserved].
Section 8.12    [Reserved].

ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required L/C Lenders (or by the Agent with the approval of the Required L/C Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(a)    unless in writing and also signed by each L/C Lender directly affected thereby, do any of the following:
(i)    increase the amount or extend the expiration date of any L/C Lender’s Commitment;
(ii)    reduce the principal of, or interest on the Reimbursement Obligations, the amounts deposited in any Lender Cash Collateral Account, or any fees or other amounts payable hereunder; or
(iii)    postpone any date fixed for any payment of principal of, or interest on, the Reimbursement Obligations or Cash Collateralization of the L/C Lender Exposure, Issuer Exposure, L/C Obligations or any fees or other amounts payable hereunder, provided that this clause (iii) shall not apply to a waiver or amendment of the terms of Section 2.11 hereof;
(b)    unless in writing and signed by all of the Lenders, do any of the following:

(i)    change the percentage of the L/C Commitments, L/C Extensions of Credit or of the aggregate unpaid principal amount of the Reimbursement Obligations or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(ii)    other than in accordance with Section 9.13, release all or substantially all of the Collateral (other than the Real Estate Collateral, which may be released upon the sole consent of the Required L/C Lenders at the request of the Borrowers or pursuant to Section 9.13(c)) or release all or substantially all of the guarantors from their obligations under, or all or substantially all of the value of the guarantees under, the Guarantee and Collateral Agreement;
(iii)    except as expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents (other than Liens in respect of the Real Estate Collateral), to any other Lien;
(iv)    amend this Section 9.01;
(v)    amend the definition of “Required L/C Lenders”; or
(vi)    other than in accordance with Section 6.01(d), release either Borrower from all of its obligations hereunder;
(c)     [reserved];
(d)    unless in writing and signed by the Agent (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article VIII or affect the rights or duties of the Agent under this Agreement or any other Loan Document;
(e)    [reserved];
(f)    unless in writing and signed by the Issuing Bank (in addition to the L/C Lenders required above to take such action):
(i)    amend, modify or waive, Section 2.12, Section 2.14, Section 2.15 (other than where such proposed amendment or waiver applies only to an L/C Lender(s) and does not apply to or adversely affect the Issuing Bank), Section 2.17, Section 4.01, Section 4.02, or any provision of Article III (or amend, modify or waive any defined term as such term is used in such Section or Article),
(ii)    amend, modify or waive any provision of Article V, Article VI or Article VII (or amend, modify or waive any defined term as such term is used in such Article) if the effect of such amendment, modification or waiver would result, directly or indirectly, in:

(1)    to the extent such amendment, modification or waiver has a comparable provision in the Existing Credit Agreement, the representations, warranties, covenants or Events of Default herein being less restrictive on the Borrowers than the comparable provision, if any, in the Existing Credit Agreement (after giving effect to any such amendment, modification or waiver in the Existing Credit Agreement after the Effective Date); or
(2)    to the extent such amendment, modification or waiver has a comparable provision in the Existing Credit Agreement, a waiver or elimination of an Event of Default hereunder unless the comparable "Event of Default" (as defined in the Existing Credit Agreement) has been waived or eliminated under the Existing Credit Agreement (after giving effect to any such amendment, modification or waiver in the Existing Credit Agreement after the Effective Date); or
(3)    a waiver of any Event of Default resulting, directly or indirectly, from the failure of the Borrowers to make any payment due under Article III or to make any other payment due to the Issuing Bank or Agent hereunder; provided that, notwithstanding the foregoing provisions of this clause, the Required L/C Lenders may waive any Event of Default due to the failure of the Borrowers to make payments to the Issuing Bank if both (x) the Issuing Bank has been reimbursed for all outstanding drawings by either the Borrowers or use of cash collateral provided by the L/C Lenders and (y) there are no outstanding Letters of Credit that is not backstopped by a Satisfactory Letter of Credit;
(g)    amend, modify or waive any provision of this Article IX (or defined terms used herein) in a manner adverse to the Issuing Bank, unless in writing and signed by the Issuing Bank;
(h)    amend, modify or waive any provision expressly requiring the Issuing Bank’s consent hereunder without consent of the Issuing Bank; or
(i)    amend, modify or waive any provision if the effect is to permit Mortgages to be delivered, accepted or released from escrow prior to the satisfaction of the Flood Compliance Documents unless consented to in writing by the Issuing Bank and the Agent.
Section 9.02    Notices, Etc.
(a)    All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, faxed or delivered, (i) if to Holdings, any Borrower or any Subsidiary Guarantor, at its address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: General Counsel, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Scott Charles; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; (iii) if to the Agent, at its address at Citibank, N.A., 390 Greenwich Street, 1st Floor, New York, NY 10013, Attention: David L. Smith, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 155 N Wacker Dr., Suite 2800, Chicago, IL 60606, Attention: Seth Jacobson and (iv) if to the Issuing Bank, Citibank, N.A., 390 Greenwich Street, 1st Floor, New York, NY

10013, Attention: David L. Smith, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 155 N Wacker Dr., Suite 2800, Chicago, IL 60606, Attention: Seth Jacobson and (v) as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers, the Agent and the Issuing Bank; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (ii), (iii), and (v) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, faxed, telegraphed or emailed, be effective when deposited in the mails, faxed, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    Holdings and the Borrowers agree that materials required to be delivered pursuant to Sections 6.01(j)(i), (ii), (iii) and (v), shall be deemed delivered to the Agent (solely to the extent such reports and financial statements comply with the requirements of Sections 6.01(j)(i), (ii), (iii) and (v), as applicable) on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email to david.l2.smith@citi.com. Holdings and the Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Holdings, the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Holdings and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
(c)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or facsimile. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04    Costs and Expenses.
(a)    Holdings and the Borrowers jointly and severally agree to pay promptly all reasonable costs and expenses of the Agent, the Collateral Agent (as defined in the Cash Collateral Agreement), and the Lenders in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, (A) all due diligence (including diligence with respect to the Collateral and in connection with real property surveys, appraisals, flood diligence, and title work), syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) subject to Section 6.01(k), all expenses incurred in connection with inspections, verifications, examinations and appraisals relating to the Borrowing Base and the Collateral, and (C) the reasonable fees and expenses of counsel for the Agent, the Collateral Agent, and the Lenders with respect thereto and with respect to advising the Agent, the Collateral Agent, and the Lenders as to its rights and responsibilities under this Agreement, the Cash Collateral Agreement and the other Loan Documents, including, without limitation, the fees and expenses set forth in the Fee Letter. Holdings and the Borrowers further jointly and severally agree to pay on demand all costs and expenses of the Agent, the Collateral Agent, and the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of, or protection of their rights under, (whether through negotiations, legal proceedings or otherwise) this Agreement, the Cash Collateral Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable fees and expenses of one counsel for the Agent, one counsel for the Collateral Agent, and one counsel for the Lenders in connection with the enforcement of or protection rights under this Section 9.04(a).
(b)    Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, the Collateral Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit, and (ii) the actual or alleged presence of Hazardous Materials on any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the

Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the Letters of Credit.
(c)    [Reserved].
(d)    Without prejudice to the survival of any other agreement of Holdings or any Borrower hereunder, the agreements and obligations of Holdings and the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
Section 9.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01, if applicable, to authorize the Agent to declare the L/C Obligations due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Loan Party against any and all of the obligations of Holdings and the Loan Parties now or hereafter existing under this Agreement, the other Loan Documents and the L/C Obligations of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify Holdings or the applicable Loan Party (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.
Section 9.06    Binding Effect; Effectiveness. When this Agreement has been executed by Holdings, the Borrowers, the Agent, and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of Holdings, the Borrowers, the Agent, the Issuing Bank, each Lender and their respective successors and assigns; provided, that, except with respect to Sections 9.07 and 9.08, this Agreement shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01 and none of the provisions of this Agreement, including without limitation provisions in respect of Letters of Credit to be made by or issued by the Issuing Bank, and in respect of any covenant, fee, indemnity, default, and expense reimbursement made by any Loan Party or for which any Loan Party is liable hereunder, shall become effective, nor shall any representation herein be deemed to be made, until the satisfaction of such conditions.
Section 9.07    Assignments and Participations.
(a)    Each L/C Lender may, upon notice to the Borrowers and the Agent and with the consent, not to be unreasonably withheld or delayed, of the Agent and the Issuing Bank and, unless an Event of Default has occurred and is continuing, the Borrowers, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its L/C Commitment and other amounts owing to it); provided, however, that

(i) such assignee shall have deposited in the Lender Cash Collateral Account of such assignee an amount equal to 102% of any L/C Commitment assigned to it; (ii) [reserved], (iii) [reserved], (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was an L/C Lender, an Affiliate of an L/C Lender or an Approved Fund or an assignment of all of an L/C Lender’s rights and obligations under this Agreement, the amount of the L/C Commitment of the assigning L/C Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (unless an Event of Default has occurred and is continuing, in which case not less than $5,000,000) or an integral multiple of $1,000,000 in excess thereof unless the Agent and the Borrowers otherwise agree, (v) each such assignment shall be to an Eligible Assignee, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Agent) shall deliver a processing and recordation fee of $3,500 (except no such fee shall be payable for assignments to an L/C Lender, an Affiliate of an L/C Lender or an Approved Fund), and (vii) any L/C Lender may assign all or a portion of its rights and obligations to any of its Affiliates or to another L/C Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of an L/C Lender hereunder and (y) the L/C Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning L/C Lender’s rights and obligations under this Agreement, such L/C Lender shall cease to be a party hereto).
(b)    [Reserved].
(c)    By executing and delivering an Assignment and Acceptance, the L/C Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Section 5.02 hereof or in the Cash Collateral Agreement, such assigning L/C Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning L/C Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01(j) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning L/C Lender or any other L/C Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an L/C Lender.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning L/C Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.
(e)    The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the L/C Lenders and the L/C Commitment of, and principal amount (and stated interest) of the L/C Obligations owing to, each L/C Lender from time to time, and the account party, beneficiary, amount, expiration date, and other economic terms of each Letter of Credit issued hereunder (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the L/C Lenders may treat each Person whose name is recorded in the Register as an L/C Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Each L/C Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than Holdings or any of its Subsidiaries) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its L/C Commitment); provided, however, that (i) such L/C Lender’s obligations under this Agreement (including its L/C Commitment to the Borrowers and its obligations to the Issuing Bank hereunder) shall remain unchanged, (ii) such L/C Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) [reserved], (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such L/C Lender in connection with such L/C Lender’s rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the L/C Lender from which it purchased its participation pursuant to Section 9.01(a). Each L/C Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the L/C Commitment, L/C Obligation or other obligations under the Loan Documents (the “Participant Register”); provided that no L/C Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any L/C Commitment, L/C Obligation or other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such L/C/ Commitment, L/C Obligation or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such L/C Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Any L/C Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Holdings, the Borrowers or their Subsidiaries furnished to such L/C Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to Holdings, the Borrowers or their Subsidiaries received by it from such L/C Lender in accordance with Section 9.08.
(h)    Notwithstanding any other provision set forth in this Agreement, any L/C Lender may at any time (i) create a security interest in all or any portion of its rights under this Agreement, including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and (ii) assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded L/C Obligations (without the corresponding L/C Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such L/C Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any L/C Obligation that such L/C Lender would otherwise be obligated to fund pursuant to this Agreement. Such SPVs shall have all the rights which a L/C Lender making or holding such L/C Obligations would have under this Agreement, but no obligations; provided, that no SPV shall be entitled to compensation pursuant to Section 2.12 or 2.15 in excess of that to which the applicable L/C Lender would otherwise have been entitled. The L/C Lender shall remain liable for all its original obligations under this Agreement, including its L/C Commitment (although the unused portion thereof shall be reduced by the principal amount of any L/C Obligations held by an SPV). Notwithstanding such assignment, the Agent and Borrowers may deliver notices to the L/C Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrowers are requested in writing by the SPV (or its agent) to deliver such notices separately to it.
(i)    [Reserved].
(j)    Neither Holdings nor any Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and each of the Lenders (except, in the case of SRAC, pursuant to Section 6.01(d)).
Section 9.08    Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of Holdings or the Borrowers furnished to the Agent or the Lenders by Holdings or the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors to whom disclosure is required to enable the Agent or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, as the case may be, or (B) is or becomes available to the Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrowers or any of their Subsidiaries and (viii) with the consent of the Borrowers.
Section 9.09    Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof but including Section 5-1401 and 5-1402 of the New York General Obligations Law.
Section 9.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in “.pdf” format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11    Jurisdiction, Etc.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (provided that the Agent or the Required L/C Lenders may bring actions to enforce any Security Document governed by laws other than the State of New York in the jurisdiction of such other governing law, in which case Holdings and the Borrowers shall submit to the jurisdiction of a court of competent jurisdiction in such jurisdiction), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Holdings and each of the Borrowers hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings or such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.12    WAIVER OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE AGENT, THE ISSUING BANK AND THE L/C LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT, THE ISSUING BANK OR ANY L/C LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 9.13    Release of Collateral or Guarantee Obligation.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Co-Collateral Agents are (solely with respect to the ABL Collateral) and the Agent is (with respect to all other Collateral) hereby irrevocably authorized by each Lender (without requirement of consent of or notice to any Lender) to take, and hereby agree to take, any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, any Permitted Disposition) or that has been consented to in accordance with Section 9.01; provided that the guarantee obligations of Sears may not be released without the consent of the Required L/C Lenders and the Issuing Bank, or (ii) under the circumstances described in paragraph (b) below.

(b)    At such time as the aggregate L/C Lender Exposure is zero, the Collateral (other than the ABL Collateral except as provided in the Existing Credit Agreement) shall be released from the Liens created by the Security Documents (other than the Guarantee and Collateral Agreement except as provided in the Existing Credit Agreement), and the Security Documents (other than the Guarantee and Collateral Agreement except as provided in the Existing Credit Agreement) and all obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under such Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(c)    At such time as a Property is released from the liens of the mortgage securing the December Real Estate Loan (such released Property, a “December Real Estate Loan Released Property”), such December Real Estate Loan Released Property shall automatically and unconditionally be released from the Liens created by the Mortgage (x) without requiring the execution of a release of mortgage or the recording of any document (including a release of mortgage) in the land title records with respect to such termination or the taking of any other action, (y) without requiring any approval or consent of the Agent, Issuing Bank or L/C Lenders, and (z) notwithstanding any Default or Event of Default hereunder. Agent and Issuing Bank hereby agree (at Borrower’s sole cost and expense) that within 15 days’ following receipt of instructions from the Required L/C Lenders directing the release of Liens created by a Mortgage on a Property being released under the December Real Estate Loan, Agent and Issuing Bank shall, notwithstanding any Default or Event of Default hereunder nor any other event or condition affecting the Borrowers, the LC Lenders, the Issuing Bank or Agent, execute a release and discharge of the liens securing such Property subject to the December Real Estate Loan Property Release under the Mortgage (which may be in the form of a partial release of mortgage if such Mortgage covers multiple Properties) and deliver such release to the Borrower. Agent, Issuing Bank and LC Lenders hereby authorize any title company issuing a policy of title insurance with respect to a December Real Estate Loan Released Property to rely on this Section 9.13(c).
Section 9.14    PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower, Holdings and each Subsidiary Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, Holdings and each Subsidiary Guarantor, which information includes the name and address of such Borrower, Holdings and such Subsidiary Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower, Holdings and such Subsidiary Guarantor in accordance with the PATRIOT Act. Each Borrower and Holdings hereby agrees for itself and on behalf of each Subsidiary Guarantor to provide such information promptly upon the request of any Lender or the Agent.
Section 9.15    Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrowers, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 9.16    Replacement of L/C Lenders. If any L/C Lender requests compensation under Section 2.12 or if the Borrowers are required to pay any additional amount to any L/C Lender or any Governmental Authority for the account of any L/C Lender pursuant to Section 2.15, if any L/C Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each L/C Lender and that has been approved by the Required L/C Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such L/C Lender and the Agent, require such L/C Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another L/C Lender, if a L/C Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Agent the assignment fee specified in Section 9.07;
(b)    such L/C Lender shall have received payment of an amount equal to its ratable share of the outstanding Reimbursement Obligations actually funded by such L/C Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding Reimbursement Obligations, interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and
(e)    such assignment does not conflict with applicable laws.
An L/C Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such L/C Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 9.17    No Advisory or Fiduciary Capacity. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the letter of credit facility provided for hereunder and any related arranging, syndication or other services in connection therewith (including in connection with any amendment, restatement, consent, supplement, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, restatement, consent, supplement, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, restatement, consent, supplement, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, restatement, consent, supplement, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
Section 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.19    Reinstatement.
(a)    If at any time any amount paid by any L/C Lender or by any other Person in respect of any “Obligations” as defined in the Cash Collateral Agreement is rescinded or must otherwise be restored or returned for any reason, including upon the insolvency, bankruptcy, or reorganization of any Person or otherwise, each L/C Lender’s obligations hereunder or under the Cash Collateral Agreement with respect to that payment shall be reinstated at such time and this Agreement and the Cash Collateral Agreement, if terminated, shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. All rights, interests, agreements, and obligations of each L/C Lender under this Agreement and the Cash Collateral Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any insolvency proceeding by or against any L/C Lender or any other circumstance which otherwise might constitute a defense available to, or a discharge of any L/C Lender in respect of its obligations hereunder or under the Cash Collateral Agreement.
(b)    If at any time any amount paid by any Loan Party or by any other Person in respect of any Obligations is rescinded or must otherwise be restored or returned for any reason, including upon the insolvency, bankruptcy, or reorganization of any Person or otherwise (such amount, the “Rescinded Amount”), each L/C Lender’s and each Loan Party’s obligations under this Agreement and the Cash Collateral Agreement with respect to such Rescinded Amount and the obligations that gave rise to payment of such Rescinded Amount, including, without limitation, pursuant to Article III hereof, shall be reinstated at such time and this Agreement, if terminated, shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. In addition, if, at any time, any Rescinded Amount has been paid or transferred by the Issuing Bank to any L/C Lender, such L/C Lender shall immediately pay to the Issuing Bank the amount of such Rescinded Amount received by such L/C Lender.
Section 9.20    Existing Agent Acknowledgment
(a)    Each of the Lenders, the Agent and the Loan Parties acknowledges that (i) in order for this Agreement and the Letters of Credit to qualify as Bank Products and an “Other L/C Facility” (as defined in the Existing Credit Agreement), Bank of America, N. A., in its capacity as Existing Agent and the "Borrowers" under the Existing Credit Agreement are required to agree to such designation, (ii) pursuant to the Existing Agent Acknowledgment and Consent attached as Exhibit C to this Agreement the Existing Agent and the "Borrowers" under the Existing Credit Agreement have agreed to such designation and (iii) such designation is subject to the conditions and limitations set forth in the Existing Agent Acknowledgment and Consent.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEARS HOLDINGS CORPORATION
By:    _____________________________
Name:    Robert A. Riecker
Title:    Vice President, Controller and
Chief Accounting Officer
SEARS ROEBUCK ACCEPTANCE CORP.
By:    ________________________________
Name:    Robert A. Riecker
Title:    Vice President, Finance
KMART CORPORATION
By:    _____________________________
Name:    Robert A. Riecker
Title:    Vice President, Controller and
    Chief Accounting Officer

[Signature page to Letter of Credit and Reimbursement Agreement]

CITIBANK, N.A., as Agent and as the Issuing Bank
By:    ________________________________
Name:    David Smith
Title:    Vice President

Applicable Office:

390 Greenwich St, 1st Floor
    New York, NY 10013

[Signature page to Letter of Credit and Reimbursement Agreement]

JPP, LLC, as an L/C Lender

By:________________________________
Name:    Edward S. Lampert
Title:    Member

JPP II, LLC, as an L/C Lender

By: RBS Partners, L.P., as Manager
By: ESL Investments, Inc., as General Partner

By:    ________________________________
Name:    Edward S. Lampert
Title:    Chairman and Chief Executive Officer